Exhibit 4.2

FORM OF SENIOR SECURED TERM LOAN AGREEMENT

Dated as of

July [    ], 2014

Among

PARAGON OFFSHORE PLC,

as Parent,

PARAGON OFFSHORE FINANCE COMPANY,

as Borrower,

THE LENDERS PARTIES HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

J.P. MORGAN SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers

BARCLAYS BANK PLC,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

HSBC BANK USA, NATIONAL ASSOCIATION,

CITIBANK, N.A.,

CREDIT SUISSE SECURITIES (USA) LLC,

SUNTRUST BANK,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Bookrunners,

STANDARD CHARTERED BANK,

BANK OF TOKYO MITSUBISHI UFJ, LTD.,

as Senior Managing Agents

SUMITOMO MITSUI BANKING CORPORATION,

SANTANDER BANK, N.A.,

as Managing Agents

[                    ],

as Documentation Agents

i

Section 5.6.	Investment Company Act	73
Section 5.7.	Anti-Corruption Laws; Sanctions Laws and Regulations	73
Section 5.8.	True and Complete Disclosure	73
Section 5.9.	Financial Statements	74
Section 5.10.	No Material Adverse Change	74
Section 5.11.	Taxes	74
Section 5.12.	Consents	74
Section 5.13.	Insurance	75
Section 5.14.	Intellectual Property	75
Section 5.15.	Ownership of Property	75
Section 5.16.	Collateral Documents	75
Section 5.17.	Legal Names of Parent and Subsidiaries	75
Section 5.18.	Rigs	76
Section 5.19.	Form of Documentation	76
Section 5.20.	Pari Passu or Priority Status	76
Section 5.21.	No Immunity	76
Section 5.22.	Solvency	77
Section 5.23.	Compliance With Laws	77

ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.1.	Corporate Existence	77
Section 6.2.	Maintenance of Properties, including Rigs; Rig Contracts	77
Section 6.3.	Taxes	78
Section 6.4.	[Intentionally Omitted]	79
Section 6.5.	Insurance	79
Section 6.6.	Financial Reports and Other Information	82
Section 6.7.	Lender Inspection Rights	84
Section 6.8.	Conduct of Business	85
Section 6.9.	Use of Proceeds	85
Section 6.10.	Compliance with Laws	85
Section 6.11.	[Intentionally Omitted]	85
Section 6.12.	Further Assurances; Additional Collateral and Additional Guarantors	85
Section 6.13.	Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.	86

ARTICLE VII
NEGATIVE COVENANTS

Section 7.1.	Restrictions on Fundamental Changes	87
Section 7.2.	Liens	89
Section 7.3.	Indebtedness	90
Section 7.4.	Transactions with Affiliates	93
Section 7.5.	Limitation on Restricted Payments	95
Section 7.6.	Limitation on Asset Sales	101
Section 7.7.	Restrictive and Negative Pledge Agreements	102
Section 7.8.	Unrestricted Subsidiaries	105
Section 7.9.	Sanctions Laws and Regulations	105

Annexes:

Annex I	-	Commitments

Exhibits:

Exhibit 1.1	-	Form of Collateral Rig Mortgage
Exhibit 2.3	-	Form of Borrowing Request
Exhibit 2.8A	-	Form of Term Loan Note
Exhibit 3.3	-	Portfolio Interest Certificate
Exhibit 6.6	-	Form of Compliance Certificate
Exhibit 11.10	-	Form of Assignment Agreement

Schedules:

Schedule 1.1	-	Excluded Rigs
Schedule 5.15B	-	Funding Date Collateral Rigs
Schedule 5.17	-	Subsidiaries

v

SENIOR SECURED TERM LOAN AGREEMENT

THIS SENIOR SECURED TERM LOAN AGREEMENT, dated as of July [    ], 2014, is among PARAGON OFFSHORE PLC, a public limited company incorporated under the laws of England and Wales (together with its successors and permitted assigns, including any Surviving Person following a Redomestication, the “Parent”), in its capacity as the parent of the Borrower (as defined below), PARAGON OFFSHORE FINANCE COMPANY, a Wholly-Owned Subsidiary of the Parent incorporated under the laws of the Cayman Islands (together with its successors and permitted assigns, the “Borrower”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders establish a senior secured term loan credit facility in the aggregate principal amount of $650,000,000, pursuant to which, among other things, term loans may be made to the Borrower; and

WHEREAS, the Lenders are willing to make such senior secured term loan credit facility available to the Borrower on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acceptable Flag Jurisdiction” means each of the United States of America, the Republic of Liberia, the Marshall Islands, Vanuatu, the Bahamas, Panama and any other jurisdiction reasonably acceptable to the Administrative Agent.

“Acquired Debt” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person;

(b) Indebtedness assumed by such specified Person in connection with the acquisition of assets from another Person; or

(c) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, provided, that the amount of any such Acquired Debt shall not exceed the Fair Market Value of the assets subject to such Lien.

Acquired Debt shall be deemed to have been Incurred, with respect to clause (a) above, on the date such Person is merged with or into or becomes a Restricted Subsidiary and, with respect to clauses (b) and (c) above, on the date of consummation of such acquisition of assets.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Term Loans for any Interest Period, a rate per annum equal to the higher of (a) the rate determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate,

and (b) 1.00%.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 10.7.

“Administrative Agent’s Account” means the JPMorgan Chase Bank, N.A. LS2 Incoming Account, Account Number 9008113381H3484 and ABA/Routing Number 02100002, or such other account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting Capital Stock, by contract or otherwise).

“Affiliate Transaction” has the meaning set forth in Section 7.4(a).

“Aggregate Collateral Rig Value” means the aggregate appraised value of all Collateral Rigs as set forth in the most recent annual desktop appraisal report delivered pursuant to Section 6.6(c); provided that, in connection with any Collateral Substitution, Event of Loss, Asset Sale involving a Collateral Rig, addition of a Collateral Rig in accordance with Section 6.12 or release of a Collateral Rig in accordance with Section 11.20, such aggregate appraised value shall be adjusted as of the relevant date of determination to add or subtract, as applicable, the Fair Market Value as of such date of the relevant Rig, as determined in good faith by the Parent and reasonably acceptable to the Collateral Agent.

“Agreement” means this Senior Secured Term Loan Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Eurodollar Rate or Base Rate floor greater than the “floor” then in effect on the Term Loans; provided that, in determining the interest rate margins applicable to an Incremental Term Facility and the Term Loan Facility (a) customary arrangement, structuring, commitment or other fees payable to the Arrangers (or their Affiliates) in connection with the Term Loans or to one or more arrangers (or their Affiliates) of any Incremental Term Facility shall be excluded, (b) original issue discount and upfront fees paid to the lenders thereunder shall be included (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual Weighted Average Life to Maturity) and (c) if the Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Loan Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Loan Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loan Facility may be increased to the extent necessary in respect of such differential between interest rate floors; provided further that each basis point increase to the interest rate floor of the Term Loans shall count as one basis point of increase in the interest rate margin to the Term Loans for purposes of the calculations under clause (d) of the definition of Permitted Incremental Facility.

“Annual Appraisal Delivery Date” has the meaning set forth in Section 6.12(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, on any day, with respect to any Eurodollar Term Loan, 2.75% per annum and with respect to any Base Rate Term Loan, 1.75% per annum.

“Approved Appraiser” means any of RS Platou Shipbrokers AS, Kennedy Marr Limited, or such other independent appraisal firm nominated by the Parent and reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Arrangers” means, collectively, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers, acting in their capacities as joint lead arrangers; provided, however, that the Arrangers shall have no duties, responsibilities, or obligations hereunder in such capacity.

“Asset Sale” means (a) the Disposition of any asset constituting Collateral and (b) the issuance of Equity Interests by any of the Parent’s Restricted Subsidiaries or the sale by the Parent or any of the Parent’s Restricted Subsidiaries of Equity Interests in any of the Parent’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary) (whether in a single transaction or a series of related transactions); provided that the Disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole will not be an “Asset Sale,” but will be governed by the provisions of Sections 2.10(c) and/or 7.1 and not by Section 7.6; provided further that none of the following shall be deemed to be an “Asset Sale”:

(i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $30,000,000;

(ii) any Disposition of assets between or among the Parent and its Restricted Subsidiaries;

(iii) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to another Restricted Subsidiary of the Parent;

(iv) the disposition of inventory which is sold in the ordinary course of business or the demise, bareboat, time, voyage, other charter, lease or right to use of a Rig in the ordinary course of business;

(v) any Disposition of products, services or accounts receivable in the ordinary course of business and any Disposition of damaged, worn-out or obsolete equipment or other assets or of equipment or other assets that are no longer used or useful for their intended purposes in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Restricted Subsidiaries, taken as whole) or the early termination or unwinding of any Hedging Obligation;

(vi) sales and grants or licenses and sublicenses by the Parent or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(vii) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims;

(viii) the granting of Liens not prohibited by Section 7.2 and any Disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien;

(ix) the sale or other disposition of cash or Cash Equivalents;

(x) for purposes of Section 2.10(b) only, a Permitted Investment or a Restricted Payment not prohibited by Section 7.5;

(xi) any Disposition of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(xii) the lease or sublease of any real property in the ordinary course of business;

(xiii) the trade or exchange by the Parent or any Restricted Subsidiary of any asset for any other asset or assets that are used in the Permitted Business; provided that the Fair Market Value of the asset or assets received by the Parent or such Restricted Subsidiary in such trade or exchange (including cash or Cash Equivalents) is at least equal to the Fair Market Value of the asset or assets disposed of by the Parent or such Restricted Subsidiary pursuant to such trade or exchange; and provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents received shall be deemed proceeds of an “Asset Sale”;

(xiv) any Disposition of accounts receivable or similar obligations in connection with the compromise, settlement or collection thereof, including in bankruptcy or similar proceedings;

(xv) for purposes of Section 7.6(a), the sale, lease, conveyance or other disposition of assets sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976;

(xvi) the sale, lease, conveyance, transfer or other disposition in connection with a Redomestication that satisfies the Redomestication Exclusion Condition;

(xvii) any other Disposition pursuant to Paragon Separation Transaction Agreements; and

(xviii) other Asset Sales since the Funding Date, involving assets having a Fair Market Value not to exceed $100,000,000 in the aggregate.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.10 whereby a Lender conveys part or all of its Term Loans to another Person that is, or thereupon becomes, a Lender, or increases its outstanding Term Loans pursuant to Section 11.10.

“Auction” has the meaning set forth in Section 2.14(a).

“Auction Manager” has the meaning set forth in Section 2.14(a).

“Auction Procedures” means customary procedures for conducting any Auction subject to modification as mutually determined by the Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Base Rate” means for any day the greatest of:

(a) the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change;

(b) the sum of (x) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent ( 1⁄2%) per annum; and

(c) the sum of (x) the LIBOR Market Index Rate plus (y) a percentage per annum equal to one percent (1%) per annum.

“Base Rate Term Loan” means a Term Loan bearing interest based on the Base Rate, as provided in Section 2.6(a).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” is defined in the preamble to this Agreement.

“Borrowing” means Term Loans of the same Type made, converted or continued on the same date and, in respect of Eurodollar Term Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Term Loans comprising such Borrowing to the Borrower, is “continued” (in the case of Eurodollar Term Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurodollar Term Loans or Base Rate Term Loans) when such Borrowing is changed from one Type of Term Loan to the other, all as requested by the Borrower pursuant to Section 2.3.

“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or (b), as applicable, which, if in writing, shall be substantially the form of Exhibit 2.3 or otherwise include the information requested in such form.

“Business Day” means (a) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and (b) if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurodollar Borrowing, any day other than a Saturday or Sunday on which banks are dealing in Dollar deposits in the applicable interbank Eurodollar market in London, England.

“Calculation Date” has the meaning set forth in the definition of Fixed Charge Coverage Ratio.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; (d) in the case of certain companies formed or incorporated under the laws of a jurisdiction other than one in the United States (including the Cayman Islands), shares; and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, excluding liabilities resulting from a change in GAAP subsequent to the Funding Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(a) U.S. dollars, Euros, pound sterlings or any national currency of any participating member state in the European Union held from time to time;

(b) securities issued or directly and fully Guarantied or insured by (i) the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities), (ii) any country that is a member state of the European Union or any agency or instrumentality thereof or (iii) any foreign country whose sovereign debt has a rating of at least “A1” from Moody’s or at least “A+” from S&P or any agency or instrumentality of such foreign country (or, in either case, the equivalent of such rating by such organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any nationally recognized rating organization) (provided that the full faith and credit of such foreign country is pledged in support of those securities), in each case having maturities of not more than one year from the date of acquisition;

(c) certificates of deposit, demand deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender under either of the Senior Credit Facilities or with any commercial bank having capital and surplus in excess of $500,000,000 (or its equivalent in any other currency) and a Thomson Bank Watch Rating of “B” or better;

(d) readily marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(f) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and

(h) in the case of Investments by any Restricted Subsidiary of the Parent organized or having its principal place of business outside the United States, Investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (g) of this definition.

“Casualty Event” means any theft, loss, physical destruction or damage, taking or similar event (or series of related events) that causes (or cause) all or any material portion of the Collateral to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever.

“Change in Law” means (a) the adoption of or any change in, on or after the date hereof (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender), any applicable law, treaty, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (b) a

Redomestication; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following after the Funding Date, in each case excluding any of the Paragon Separation Transactions:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Parent or a Subsidiary of the Parent, which transaction is followed by a Rating Decline within 90 days of the consummation of such transaction;

(b) the adoption of a plan relating to the liquidation or dissolution of the Parent;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation or purchase of Capital Stock), the result of which is that any Person (including any “person” (as defined above)), other than Noble Corporation, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Parent, or other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereof; or

(d) the Parent consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Parent, in such event pursuant to a transaction in which any outstanding Voting Stock of the Parent or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction, which transaction is followed by a Rating Decline within 90 days thereof.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a)(i) the Parent becomes a direct or indirect Wholly-Owned Subsidiary of a Person or directly or indirectly sells, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Parent and its Subsidiaries, taken as a whole, to such Person or a Wholly-Owned Subsidiary thereof and (ii) the holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Parent’s Voting Stock immediately prior to that transaction or (b) such transaction constitutes a Redomestication.

“Change of Control Offer” has the meaning set forth in Section 2.10(c).

“Change of Control Prepayment Date” has the meaning set forth in Section 2.10(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means (a) the Collateral Rigs, (b) the Pledged Equity and (c) all other property (“Residual Collateral”) subject to a Lien under the Collateral Documents.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of the Funding Date among the Collateral Agent, the Administrative Agent and the Revolving Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Collateral Agent” means JPMorgan Chase Bank, N.A. acting in its capacity as collateral agent for the Secured Parties, and any successor collateral agent appointed hereunder pursuant to the Collateral Agency Agreement.

“Collateral and Guaranty Requirements” means the requirements set forth in clauses (b) and (c) of Section 6.12, subject to clause (d) of such Section.

“Collateral Coverage Ratio” means, as of any date of determination, (a) the Aggregate Collateral Rig Value to (b) the sum of (i) the aggregate outstanding principal amount of the Term Loans and (ii) the aggregate amount of the Revolving Commitments in effect, as of such date.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Collateral Rig Mortgages and any and all other security agreements, vessel or fleet mortgages or assignments executed and delivered by any Credit Party and creating security interests, liens, or encumbrances in the assets of the Credit Parties in favor of the Collateral Agent and/or the Administrative Agent, to secure the Secured Obligations, entered into pursuant to the terms hereof.

“Collateral Rig” means, as of the Funding Date, each Funding Date Collateral Rig, and thereafter, each Rig owned by any Credit Party that becomes a Collateral Rig in accordance with Section 6.12 or a Replacement Rig and, in each case, is subject to a Collateral Rig Mortgage, other than any Rig that ceases to be a Collateral Rig as the result of a Collateral Substitution, subject to Section 2.10, an Asset Sale permitted hereby or consented to by the Required Lenders or a release of the Lien on such Rig in accordance with Section 11.20; provided that, Collateral Rigs shall not include any Excluded Rigs or any Tax Excluded Rigs.

“Collateral Rig Mortgages” means any of the first preferred fleet or ship mortgages, substantially in the form of Exhibit 1.1 attached hereto, or such other form as may be reasonably satisfactory to the Collateral Agent and the Parent, as each such mortgage may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Rig Owner” means a Rig Owner that owns a Collateral Rig.

“Collateral Substitution” means the substitution as Collateral hereunder of one or more Collateral Rigs (each, a “Replaced Rig”) with one or more Rigs registered and flagged in an Acceptable Flag Jurisdiction (each, a “Replacement Rig”); provided that immediately after giving effect to each such Collateral Substitution (a) the Collateral Coverage Ratio is not less than 1.50 to 1.00 and (b) each Restricted Subsidiary which owns a Replacement Rig is or becomes a Guarantor and the Parent and its Subsidiaries comply with the applicable Collateral and Guaranty Requirements, including with respect to the Replacement Rig, the requirements set forth in Section 6.12(b), within the time periods (or such longer period of time as the Collateral Agent may reasonably agree) set forth in such section, from the date that such Rig becomes a Replacement Rig.

“Commitment” means, with respect to any Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.1 in the amount and percentage set forth opposite its name on Annex I or as later set forth on an Assignment Agreement pursuant to Section 11.10.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 11.7(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that, without duplication:

(a) all extraordinary gains (or losses) and all gains (or losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain (or loss), will be excluded;

(b) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(c) the net income (but not loss) of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(d) the cumulative effect of a change in accounting principles will be excluded; and

(e) non-cash losses and non-cash gains with respect to Hedging Obligations included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Financial Accounting Standards Codification No. 815-Derivatives and Hedging, will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less, to the extent included in a determination of “Total Assets,” and without duplication, all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP, in each case, calculated on a pro forma basis after giving effect to any transaction given pro forma effect in the definition of “Fixed Charge Coverage Ratio.”

“Credit Documents” means this Agreement, the Term Loan Notes, the written Borrowing Requests and the Collateral Documents.

“Credit Party” means the Parent, the Borrower and each Subsidiary Guarantor.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facilities), commercial paper facilities or Debt Issuances, in each case, with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder, provided that such increase in borrowings is permitted under Section 7.3 in whole or in part from time to time).

“Debt Issuance” means, with respect to the Parent or any of its Restricted Subsidiaries, one or more issuances after the Funding Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Non-cash Consideration” means the non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to certificate of an Officer who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent, setting forth the Fair Market Value of such Designated Non-cash Consideration and the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on, or with respect to, such Designated Non-cash Consideration.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.

“Dispose” means, with respect to any property, to sell, transfer, lease, assign, convey, transfer, exchange, alienate or dispose thereof (whether in a single transaction or a series of related transactions). The term “Disposition” shall have a correlative meaning.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is convertible, putable or exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible, putable or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Parent to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible, putable or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Parent with Sections 2.10(b), 2.10(c) and 7.5.

“Documentation Agents” means, collectively, [                    ] and [                    ], in their capacities as documentation agents; provided, however, as provided in Section 10.3, no Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Dollar”, “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect or as otherwise expressly provided herein.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e) if the scheduled completion of any Material Project will occur in the next 12 months, the projected EBITDA of the Parent attributable to any such Material Project for the first 12-month period following the scheduled completion of such Material Project (such amount to be determined based on the relevant Satisfactory Drilling Contract, including any expense or cost reductions that have occurred or, in the reasonable judgment of the Parent, are reasonably expected to occur); provided that the aggregate amount of such projected EBITDA for all such Material Projects shall not exceed an amount equal to 15% of EBITDA in the applicable four-quarter reference period without including any such projected EBITDA; plus

(f) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses, charges or losses related to (i) the Transactions and any transactions pursuant to the Paragon Separation Transaction Agreements, (ii) the offering of the Senior Notes and the Senior Credit Facilities and (iii) any amendment or other modification of the Paragon Separation Transaction Agreements, the Senior Notes, the Senior Credit Facilities or other Indebtedness and, in each case, deducted (and not added back) in computing Consolidated Net Income; minus

(g) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(h) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business (and excluding any such non-cash item to the extent that it represents the reversal of an accrual or reserve for a potential cash charge or expense that reduced EBITDA in a prior period); minus

(i) the amount of tax benefit based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent such benefit was included in the computation of Consolidated Net Income, and plus or minus, as applicable,

(j) the effects of adjustments (including the effects of such adjustments pushed down to the Parent and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting, in each case, on a consolidated basis and determined in accordance with GAAP.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock after the Funding Date (other than Disqualified Stock) of the Parent on a primary basis or any contribution to the capital of the Parent in respect of Capital Stock (other than Disqualified Stock) of the Parent, other than (a) issuances to any Subsidiary of the Parent and (b) any offering of Equity Interests in connection with a transaction that is a Change of Control.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code.

“Eurodollar”, when used in reference to any Term Loan or Borrowing, means that such Term Loan, or the Term Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR, as provided in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 8.1.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Rig was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Excess Cash Flow” means, for Parent and its Restricted Subsidiaries on a consolidated basis, in accordance with GAAP for any calendar year, an amount equal to (a) EBITDA for such period, minus (b) the sum, in each case to the extent not otherwise deducted in determining EBITDA for such period, without duplication, of: (i) the aggregate amount of cash actually paid by Parent and its Restricted Subsidiaries during such calendar year on account of capital expenditures that are not financed through or reimbursed from the proceeds of any issuance or Incurrence of Indebtedness for borrowed money, capital lease, any sale or issuance of Capital Stock, proceeds of any casualty event or other proceeds that would not be included in EBITDA, (ii) consolidated cash interest expense for such period (after giving effect to all net payments and receipts under Interest Rate Protection Agreements), (iii) amounts actually paid in cash in respect of total federal, state, local and foreign income, value added and similar taxes for such period, (iv) Restricted Payments permitted under Section 7.5(b)(xiii) and (v) the aggregate amount of all scheduled principal payments or optional repayments of Indebtedness including repurchases of Term Loans through Auctions in accordance with Section 2.14 or Open Market Purchases in accordance with Section 2.15 (but excluding mandatory prepayments of Term Loans) made by Parent and its Restricted Subsidiaries during such calendar year, but only to the extent that in the case of repayments of revolving debt, such repayment is accompanied by a permanent reduction in the available commitments and that such payments or repayments are not financed through any issuance or Incurrence of Indebtedness for borrowed money, any sale or issuance of Capital Stock, any proceeds of casualty event or other proceeds that would not be included in EBITDA; provided that for the calendar year ending December 31, 2014 such calculations shall be made only with respect to the fourth Fiscal Quarter.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means at any time, with respect to any currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such other publicly available services, such Exchange Rate shall instead be determined by the Administrative Agent, based on current market spot rates; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Perfection Action” means, with respect to personal property other than Collateral Rigs, (a) any action necessary or desirable to be taken to perfect a security interest if the Collateral Agent reasonably agrees that the costs of taking such action are excessive in relation to the value afforded to the Secured Parties of perfecting such security interest and (b) any action that may be necessary or desirable to be taken to perfect a security interest, other than (i) obtaining Control (as defined in the UCC) over, or possession of, Collateral constituting Pledged Equity, (ii) the filing of a financing statement on Form UCC-1 (and any amendments thereto) in Washington D.C. or any other applicable jurisdiction in the United States and (iii) to the extent reasonably requested by the Collateral Agent, the filing, recording or registration in any jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a central filing, recording or registration system as a condition or result of such security interest’s obtaining priority over the rights of a lien creditor, trustee or receiver with respect to the applicable collateral. For the avoidance of doubt, obtaining the consent or acknowledgment of any third party (other than the Collateral Agent) in respect of a security interest shall be an Excluded Perfection Action.

“Excluded Perfection Assets” means any personal property as to which perfection of a Lien granted therein can only be perfected or made effective against third parties by an Excluded Perfection Action.

“Excluded Rigs” means each Rig listed on Schedule 1.1.

“Excluded Swap Obligations” means, with respect to any Guarantor, (x) as it relates to all or a portion of any Guaranty of such Guarantor, any Rate Management and Currency Protection Obligation if, and to the extent that, such Rate Management and Currency Protection Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Rate Management and Currency Protection Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Rate Management and Currency Protection Obligation if, and to the extent that, such Rate Management and Currency Protection Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Rate Management and Currency Protection Obligation. If a Rate Management and Currency Protection Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Rate Management and Currency Protection Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Existing Indebtedness” means all Indebtedness of the Parent or any of its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the Funding Date (including interest accruing (or the accretion of discount) thereon), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, in the case of any determination of Fair Market Value in an amount in excess of $50,000,000 or any determination made in connection with the definition of “Asset Sale”, Section 6.5(c) and Section 7.5, this determination shall be made in good faith by the Board of Directors of the Parent, unless such determination is based on a desktop appraisal report by an Approved Appraiser in the manner described in Section 6.6(c) and each such determination will be conclusive for all purposes under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDR Assets” means the assets, liabilities and businesses of (a) Paragon FDR Holdings Ltd., an exempted company limited by shares incorporated in the Cayman Islands, and a Subsidiary of Noble Corporation, and (b) its Subsidiaries.

“Finance Party” has the meaning set forth in Section 3.3(h).

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the EBITDA of such Person for such period to (b) the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings unless, in connection with any such repayment, the commitments to lend associated with such borrowings are permanently reduced or canceled) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of calculating the Fixed Charge Coverage Ratio:

(a) acquisitions of (i) a Person that becomes a Restricted Subsidiary of the Parent or shall be merged with or into the Parent or any Restricted Subsidiary of the Parent, (ii) all or substantially all of the assets of any other Person or any division or line of business of such other

Person or (iii) a Rig, that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries and including in each case all related financing transactions (including Incurrence or repayment of Indebtedness) and including increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and the EBITDA for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur within 12 months of the Calculation Date, in good faith by the chief financial or accounting officer of the Parent (regardless of whether any of the foregoing could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(b) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(e) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period;

(f) if any Indebtedness to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve (12) months);

(g) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(h) interest on any Indebtedness under any revolving credit facility computed on a pro forma basis shall be computed based upon (A) the average daily principal balance of such Indebtedness during the applicable period or (B) if such facility was created after the end of the applicable period, the average daily principal balance of such Indebtedness during the period from the date of creation of such facility to the date of determination, or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination; and

(i) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such optional rate chosen as the Parent may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guarantied by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guaranty or Lien is called upon; plus

(d) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries or Preferred Stock of any Restricted Subsidiary of such Person, in each case, other than dividends on Equity Interests payable solely in Equity Interests of the Parent (other than Disqualified Stock) or to the Parent or a Restricted Subsidiary of the Parent, in each case, determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, if any lease or other liability is reclassified as Indebtedness or as a Capital Lease Obligation due to a change in accounting principles after the Funding Date, the interest component of all payments associated with such lease or other liability shall be excluded from Fixed Charges.

“Flag Jurisdiction Transfer” means the transfer of the registration and flag of a Collateral Rig from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that (a) on each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the Collateral Agent for the recording thereof) in the appropriate vessel registry amendments or supplements to existing Collateral Rig Mortgages or such other Collateral Rig Mortgages as the Collateral Agent shall deem reasonably necessary or advisable with respect to the Collateral Rig being transferred (the “Transferred Rig”) and such Collateral Rig Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority security interest, in and Lien upon such Transferred Rig, subject only to Permitted Liens, (b) within ninety (90) days (or such longer period of time as the Collateral Agent may reasonably agree) of the applicable Flag Jurisdiction Transfer Date, the Parent shall, or shall cause the applicable Collateral Rig Owner to, deliver (i) such other instruments, certificates and documents described in Section 4.1(a)(ix)(A) and (B) with respect to such Transferred Rig, (ii) opinions of local counsel for the jurisdiction in which the Transferred Rig is flagged after immediately giving effect to the Flag Jurisdiction Transfer, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) and such other filings or actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the Lien created on such Transferred Rig, and (c) on each Flag Jurisdiction Transfer Date (or such later date as is reasonably acceptable to the Administrative Agent) with respect to a Collateral Rig, the Administrative Agent shall have received: (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Rig transferred on such date by the relevant Credit Party and (ii) the results of maritime registry searches with respect to the Transferred Rig transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Liens.

“Flag Jurisdiction Transfer Date” means the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement that is maintained by any foreign Subsidiary of the Parent which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Funding Date” means the date on which the conditions set forth in Section 4.1 are satisfied (or waived in accordance with Section 11.11).

“Funding Date Collateral Rig” means each Rig listed on Schedule 5.15B; provided that, such term shall not include an Excluded Rig.

“GAAP” means generally accepted accounting principles in the United States from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the United States accounting profession.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including for the avoidance of doubt any supranational bodies such as the European Union.

“Guarantor” means the Parent, each Collateral Rig Owner, Pledgor and Internal Charterer that provides a Guaranty of the Secured Obligations pursuant to the Guaranty and Collateral Agreement on the Funding Date or any other Wholly-Owned Subsidiary of the Parent that provides a Guaranty of the Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12, unless and until such party is released from such Guaranty under the Guaranty and Collateral Agreement pursuant to Section 11.20.

“Guaranty” means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof) of all or any part of any Indebtedness. When used as a verb, “Guaranty” has a correlative meaning (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement executed by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by any joinders thereto).

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Parent or any of its Restricted Subsidiaries.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness Incurred;

(b) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates;

(c) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that Person or any of its Restricted Subsidiaries at the time; and

(d) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

“Incremental Facility” has the meaning set forth in Section 7.3(b).

“Incremental Term Facility” has the meaning set forth in Section 7.3(b).

“Incur” means issue, create, assume, Guaranty, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a) in respect of the outstanding principal amount of borrowed money;

(b) in respect of the outstanding principal amount of indebtedness evidenced by bonds, notes, debentures or similar instruments;

(c) all reimbursement obligations of such Person in respect of the principal amount of letters of credit, excluding letters of credit entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the thirtieth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(d) all reimbursement obligations of such Person in respect of the principal amount of banker’s acceptances;

(e) representing Capitalized Lease Obligations;

(f) representing the balance deferred and unpaid of the purchase price of any property (except for accounts payable arising in the ordinary course of business and other amount which are being contested in good faith and for which reserves in conformity with GAAP have been provided) due more than six months after such property is acquired;

(g) representing any net obligations under Hedging Obligations; and

(h) the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary that is a Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

if and to the extent any of the preceding items (other than reimbursement obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of such specified Person (whether or not such Indebtedness is assumed by such specified Person) and, to the extent not otherwise included in clauses (a) through (h) above, the Guaranty by such specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of the Financial Accounting Standards Codification No. 815 Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For purposes of clause (h), the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which such Indebtedness shall be required to be determined pursuant to this Agreement.

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(a) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(b) any obligations arising from agreements of a Person providing for indemnification, Guaranties, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than Guaranties of Indebtedness), in each case, Incurred by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise); and

(c) taxes, assessments or other similar governmental charges or claims.

The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (b) the principal amount of the Indebtedness, in the case of any other Indebtedness, together with any interest or dividend, that is more than 30 days past due; (c) in respect of Indebtedness of another

Person secured by a Lien on the assets of the specified Person, the lesser of (i) the Fair Market Value of such assets at the date of determination and (ii) the amount of the Indebtedness of the other Person; and (d) in the case of net obligations in respect of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by the specified Person at such date.

Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Parent outstanding as of any date, shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Financial Accounting Standards Codification No. 470-20, Debt with Conversion and Other Options).

“Indemnified Parties” has the meaning set forth in Section 11.13.

“Indemnified Taxes” has the meaning set forth in Section 3.3(a).

“Information” has the meaning set forth in Section 11.15.

“Intercompany Note Intercreditor Agreement” has the meaning set forth in the definition of “Permitted Liens.”

“Interest Payment Date” means (a) with respect to any Base Rate Term Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Loan as part of such Borrowing, any other period), in each case as the Borrower may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.

“Internal Charterer” means any direct or indirect Wholly-Owned Subsidiary of the Parent (other than a Local Content Subsidiary) that is party to an internal bareboat charter or other contract respecting the use or operations of any Collateral Rig but is not the relevant Collateral Rig Owner.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the

Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that screen rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guaranties), advances or capital contributions (excluding (a) commission, travel and similar advances to officers and employees made in the ordinary course of business and (b) advances to customers or trade creditors in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or that are represented by notes receivable), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 7.5(d). The acquisition by the Parent or any Restricted Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person on the date of such acquisition in an amount determined as provided in Section 7.5(d). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Parent in which the Parent or any of its Restricted Subsidiaries makes any Investment.

“Lender” is defined in the preamble to this Agreement.

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Net Funded Debt on such date to (ii) EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which internal financial statements are available, with such pro forma adjustments to Net Funded Debt and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“LIBOR Market Index Rate” means, for any day, with respect to any interest calculation for Base Rate Term Loans, the rate per annum quoted at approximately 11:00 A.M. (London time) on such day on that page of the Reuters, Telerate or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays interest settlement rates for deposits in Dollars in the amount of $5,000,000 for a period of one month, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying interest settlement rates as reasonably determined by the Administrative Agent after consultation with the Parent as to the use of any such other service. If for any reason any such settlement interest rate for such one-month period is not available through any such interest rate reporting service, then the “LIBOR Market Index Rate” for such day will be the rate at which the Administrative Agent is offered deposits in Dollars in the amount of $5,000,000 for a period of one month in the London interbank market at 10:00 A.M. (New York time) on such day.

“LIBOR Rate” means, for any Interest Period for each Eurodollar Term Loan, the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent after consultation with the Parent as to the use of any such other service; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, other than a precautionary financing statement in respect of a lease not intended as a security agreement; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means (i) a Base Rate Term Loan or (ii) a Eurodollar Term Loan, as the case may be.

“Local Content Subsidiary” means any Subsidiary of the Parent that is a party to a bareboat charter contract or drilling contract or otherwise holds the right to receive freight, hire, passage moneys payable or other compensation attributable to a Collateral Rig for the purpose of satisfying any local content law or regulation or similar law or regulation.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, liabilities (actual or contingent) or financial condition of the Parent and its Restricted Subsidiaries taken as a whole, (ii) the Credit Parties’ ability, taken as a whole, to perform any of their payment obligations under this Agreement or the Term Loan Notes or under any other Credit Document to which a Credit Party is a party or (iii) the validity or enforceability in any material respect of any of the Credit Documents or the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender under the Credit Documents.

“Material Guarantor” means any Guarantor that, as of any date of determination, has (together with its Subsidiaries) tangible assets with an aggregate book value equal to at least 10% of the Consolidated Tangible Assets of the Parent and its Restricted Subsidiaries.

“Material Project” means (a) the construction of any Rig or (b) any refurbishment, refitting, redesign or other material improvement to an existing Rig for which the aggregate capital cost to the Parent and its Restricted Subsidiaries exceeds $65,000,000.

“Material Rig” means any Collateral Rig and any other Rig, other than an Excluded Rig, that, as of any date of determination, has a Fair Market Value greater than $35,000,000.

“Maturity Date” means the date that is seven years after the Funding Date.

“Maximum Annual Dividend Amount” has the meaning set forth in Section 7.5(b)(xiii).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds” means, (a) with respect to any issuance or Incurrence of Indebtedness, the cash proceeds received by the Parent or any of its Restricted Subsidiaries therefrom, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, and (b) with respect to any Asset Sale or Casualty Event, the aggregate cash proceeds (including in respect of any insurance proceeds or condemnation awards) and the Fair Market Value of any Cash Equivalents received by the Parent or any of its Restricted Subsidiaries in respect of any such Asset Sale or Casualty Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any such Asset Sale or Casualty Event), net of (i) the direct costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-cash Consideration or other non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, severance costs and any relocation expenses Incurred as a result of such Asset Sale or Casualty Event, (ii) taxes paid or payable as a result of such Asset Sale or Casualty Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset

Sale or Casualty Event, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Casualty Event or by applicable law, be repaid out of the proceeds from such Asset Sale or Casualty Event, (iv) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale or Casualty Event, and (v) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Parent or any of its Restricted Subsidiaries in connection with such Asset Sale or Casualty Event or for other liabilities associated with such Asset Sale or Casualty Event and retained by the Parent or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Parent or its Restricted Subsidiaries from such escrow arrangement, as the case may be; provided, however, that, with respect to this clause (b) if the Borrower shall deliver a Reinvestment Notice, such proceeds shall not constitute Net Cash Proceeds except to the extent not used in the manner set forth in such Reinvestment Notice at the end of the Reinvestment Period, at which time such proceeds shall constitute Net Cash Proceeds and be required to be applied in accordance with Section 2.10(b); provided, further, however, that each of clauses (a) and (b) shall be reduced by the aggregate amount of all repurchases of Term Loans through Auctions in accordance with Section 2.14 or Open Market Purchases in accordance with Section 2.15 (but excluding mandatory prepayments of Term Loans).

“Net Equity Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Funded Debt” means, as of any date of determination, without duplication, (a) the sum of (i) the aggregate outstanding principal amount of Indebtedness for borrowed money which, in accordance with GAAP, would be shown as debt on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as of such date, including obligations under notes, acceptances and other short-term instruments (but excluding, for the avoidance of doubt, all undrawn amounts under revolving credit facilities and letters of credit) and, without duplication of any amounts included in clause (a)(i), (ii) (A) the aggregate outstanding principal amount of Capital Lease Obligations of the Parent and its Restricted Subsidiaries and (B) the aggregate amount of all outstanding Disqualified Stock of the Parent and its Restricted Subsidiaries and all outstanding Preferred Stock of the Parent’s Non-Guarantor Subsidiaries that are Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP, minus (b) the sum of (i) to the extent included in the determination of clause (a) above, any Indebtedness of the type described under clause (g) of the definition of Indebtedness, and (ii) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as of such date.

“New Parent” has the meaning set forth in the definition of “Redomestication”.

“Noble Cayman” means Noble Corporation, a Cayman Islands exempted company limited by shares, and its successors.

“Noble Corporation” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales, and its successors.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor or the Borrower.

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides any Guaranty or credit support of any kind (including any undertaking, Guaranty, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, in each case, except pursuant to a Lien of the type permitted by clause (m) in the definition of “Permitted Liens”; and

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Term Loan Obligations) of the Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 7.3, in the event that any Non-Recourse Debt of any of the Parent’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of the Parent.

“Notifying Lender” has the meaning set forth in Section 9.1(c).

“Obligations” means any principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, payable under the documentation governing any Indebtedness and Guaranties in respect thereof.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, any other Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of such Person or, in the event that such Person is a partnership or a limited liability company that has no such officers, a person duly authorized by the general partner, managers, members or a similar body to act on behalf of such Person.

“Open Market Purchases” has the meaning set forth in Section 2.15(a).

“Other Agents” means, collectively, the Syndication Agents and the Documentation Agents.

“Paragon Parent Company” means Paragon Offshore Limited or, if a Redomestication has occurred subsequent to the Funding Date and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.

“Paragon Registration Statement” means the registration statement on Form 10 filed by the Parent with the SEC, including all exhibits and schedules thereto.

“Paragon Separation” has the meaning set forth in clause (a) of the definition of Paragon Separation Transactions.

“Paragon Separation Transaction Agreements” means (a) the Paragon Registration Statement, (b) the Master Separation Agreement, (c) the Employee Matters Agreement, (d) the Tax Sharing Agreement, (e) the Transition Services Agreement and (f) each other agreement related or incidental thereto, in each case, entered into, or to be entered into, by the Parent and/or certain of its Subsidiaries and Noble Corporation and/or certain of its Subsidiaries in connection with the Paragon Separation Transactions.

“Paragon Separation Transactions” means (a) the transfer (whether pursuant to a single transfer or a series of related transfers) by Noble Corporation and its Subsidiaries to the Parent and its Subsidiaries of most of the standard specification drilling units, and related assets, liabilities and businesses of Noble Corporation and its Subsidiaries, other than the FDR Assets (the “Paragon Separation”), (b) the Incurrence by the Borrower and the Revolving Borrowers of certain Indebtedness under this Agreement and the Revolving Credit Agreement and the issuance and sale of the Senior Notes, and (c) the other transactions described in or otherwise contemplated by the Paragon Separation Transaction Agreements.

“Parent” is defined in the preamble to this Agreement.

“Participant Register” has the meaning set forth in Section 11.10(a).

“Participants” has the meaning set forth in Section 11.10(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” means, for each Lender, (a) immediately prior to the initial Borrowing on the Funding Date, the percentage of the aggregate amount of the Commitments of all Lenders represented by the amount of such Lender’s Commitment, and (b) thereafter, the percentage of the aggregate principal amount of all Term Loan then outstanding) represented by the amount of such Lender’s Term Loan.

“Permitted Acquisition Indebtedness” means Indebtedness of the Parent or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Parent, (b) such Person was merged or consolidated with or into the Parent or any of its Restricted Subsidiaries, or (c) assets of such Person were acquired by the Parent or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Person became a Restricted Subsidiary of the Parent or the date such Person was merged or consolidated with or into the Parent or any of its Restricted Subsidiaries, or on the date of such asset acquisition, as applicable, either

(a) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Parent would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.3(a); or

(b) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries (determined on a consolidated basis) would be equal to or greater than the Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries (determined on a consolidated basis) immediately prior to such transaction.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Parent and its Restricted Subsidiaries are engaged on the Funding Date, and reasonable extensions thereof, in each case, as determined in good faith by the Parent.

“Permitted Debt” has the meaning set forth in Section 7.3(b).

“Permitted Incremental Facility” means any Incremental Term Facility provided that:

(a) such Incremental Term Facility shall have the same Guaranties as, and be secured on a pari passu basis with, the Term Loan Facility; provided that such Incremental Term Facility may be Guaranteed by fewer of the Parent’s Restricted Subsidiaries than the Term Loan Facility or be unsecured or the Liens securing such Incremental Term Facility may rank junior to the Liens securing the Term Loan Facility;

(b) such Incremental Term Facility shall (i) have a final maturity no earlier than the Maturity Date, (ii) have a Weighted Average Life to Maturity no shorter than Weighted Average Life to Maturity of the Term Loan Facility and (iii) not have any terms which require it to be mandatorily prepaid prior to the repayment in full of the Term Loans, unless accompanied by at least a ratable payment of the Term Loans;

(c) to the extent the terms and documentation for the Incremental Term Facility are not substantially consistent with the applicable Credit Documents in respect of the Term Loan Facility, either (x) such terms and documentation shall be reasonably satisfactory to the Administrative Agent or (y) such terms and documentation shall either (i) not be materially more restrictive, taken as a whole, to the Parent and its Restricted Subsidiaries, than the Credit Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by an Officer of the Parent in good faith or (ii) apply after the applicable Maturity Date; and

(d) if the All-In Yield applicable to any such Incremental Term Facility is more than 50 basis points than the corresponding All-In Yield applicable to the Term Loan Facility, then the All-In Yield applicable to the Term Loan Facility shall be increased to the extent necessary cause the All-In Yield then applicable to the Term Loan Facility to equal the All-In Yield then applicable to the Incremental Term Facility minus 50 basis points.

“Permitted Investments” means:

(a) any Investment in the Parent or in a Restricted Subsidiary of the Parent;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Parent; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary of the Parent;

(d) any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale permitted under Section 7.6 or (b) a disposition of assets that does not constitute an Asset Sale;

(e) any Investment to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(f) any Investments received (a) in compromise or resolution of, upon satisfaction of judgments with respect to, (i) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes; or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(g) Investments represented by Hedging Obligations;

(h) loans or advances to directors, officers, employees for moving, relocation and travel expenses and other similar expenditures (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002), (i) in each case, made in the ordinary course of business of the Parent or any Restricted Subsidiary of the Parent (including payroll, travel and entertainment related advances) or (ii) to purchase Equity Interests of the Parent, which in the case of this clause (ii), do not exceed $20,000,000 in the aggregate at any one time outstanding;

(i) any Guaranty of Indebtedness of the Parent or a Restricted Subsidiary permitted to be Incurred by Section 7.3 and Issuance of Preferred Stock;

(j) any Investment existing on, or made pursuant to binding commitments existing on, the Funding Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted under this Agreement and any Investment made pursuant to the Paragon Separation Transaction Agreements;

(k) Investments acquired after the Funding Date as a result of the acquisition by the Parent or any Restricted Subsidiary of the Parent of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under Section 7.1 after the Funding Date, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(l) Guaranties by the Parent or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Parent or any Restricted Subsidiary of the Parent in the ordinary course of business;

(m) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any of its Restricted Subsidiaries;

(n) Investments in Unrestricted Subsidiaries and Joint Ventures made by the Parent or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together will all other Investments made pursuant to this clause (n) and then outstanding, that does not exceed the greater of (i) $25,000,000 and (ii) one percent (1%) of the Parent’s Consolidated Tangible Assets;

(o) Investments pursuant to a retirement restoration plan offered to senior management in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(p) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) that are at the time outstanding not to exceed the greater of (i) $100,000,000 and (ii) three percent (3%) of the Parent’s Consolidated Tangible Assets.

In determining whether an Investment is a Permitted Investment, the Parent may allocate all or any portion of any Investment and later reallocate all or any portion of any Investment to one or more of the above clauses (a) through (p) and any of the provisions of Section 7.5.

“Permitted Jurisdiction” means, with respect to any of the Parent, the Borrower or a Subsidiary Guarantor, as applicable:

(a) the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Netherlands, Luxembourg, Barbados, the British Virgin Islands, Cyprus and Gibraltar or any territory of any of the foregoing;

(b) with the consent of the Administrative Agent (such consent not to be unreasonably withheld), Delaware or another State of the United States; and

(c) with the consent of the Required Lenders (such consent not to be unreasonably withheld) any other jurisdiction.

“Permitted Liens” means:

(a) Liens on assets of the Parent or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under the Senior Credit Facilities and Indebtedness and other Obligations under any Incremental Facility that was permitted to be Incurred under this Agreement and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(b) Liens in favor of the Parent, the Borrower or the Guarantors; provided, that with respect to Liens granted in favor of the Parent to secure the US Holdco Intercompany Note, the Parent will pledge such note to the Collateral Agent, for the ratable benefit of the Secured Parties, to secure the Secured Obligations, pursuant to the Guaranty and Collateral Agreement, and the Collateral Agent and/or Administrative Agent shall enter into an intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Note Intercreditor Agreement”), in form and substance reasonably acceptable to the Parent, the Administrative Agent and the Collateral Agent, pursuant to which the Collateral Agent and/or the Administrative Agent subordinates the Liens in favor the Collateral Agent and/or the Administrative Agent securing the Secured Obligations on the assets of US Holdco to the Liens securing the obligations of US Holdco under the US Holdco Intercompany Note;

(c) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Parent or such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent;

(d) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Subsidiary of the Parent; provided that such Liens were in existence prior to such acquisition and not Incurred in contemplation of, such acquisition; provided further that any such Liens may not extend to any other property (other than with respect to the acquired property, improvements thereon, accessions thereto and proceeds thereof) owned by the Parent or any Restricted Subsidiary;

(e) Liens to secure the performance of tenders, bids, purchase agreements, or letters of intent (including earnest money deposits in respect of same) statutory obligations, insurance, surety or appeal bonds, government contracts, leases, workers compensation obligations, unemployment insurance, old age benefits, social security obligations, performance bonds or other obligations of a like nature Incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations; provided that such letters of credit do not constitute Indebtedness);

(f) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by Section 7.3(b)(iv) covering only the assets acquired, designed, constructed, installed or improved with, or financed by, such Indebtedness (and improvements thereon, accessions thereto and proceeds thereof);

(g) Liens existing on the Funding Date or under the Paragon Separation Transaction Agreements (other than Liens Incurred or to be Incurred under the Senior Credit Facilities);

(h) Liens for taxes, assessments or governmental charges or claims that are not more than 90 days past due or which can thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i) carriers’, warehousemen’s, landlord’s and mechanics’, workmens’, materialmens’, repairman’s, crews’ wages, maritime, custom, revenue authority or like Liens, in each case, Incurred in the ordinary course of business;

(j) survey exceptions, easements, servitudes, permits reservations or similar encumbrances of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph lines, telephone lines, roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources and other similar purposes, or zoning or other restrictions as to the use of real property or defects, irregularities and deficiencies in title that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k) Liens to secure any Permitted Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (c), (d), (f), (g) and this clause (k) and permitted to be Incurred under this Agreement; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay unpaid accrued interest and premium thereon and any fees and expenses, including premiums and any bona fide amendment, waiver or consent fee, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(l) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(m) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Parent or any Restricted Subsidiary of the Parent to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(n) bankers’ Liens, rights of setoff, and other similar Liens, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(o) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(p) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(q) grants of software and other technology licenses in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(t) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(u) licenses, sublicenses, leases and subleases granted with respect to assets or properties of the Parent and its Restricted Subsidiaries (including the demise, bareboat, time, voyage or other charter, lease or right to use of a Rig), in each case entered into in the ordinary course of business, so long as such licenses, sublicenses, lease or subleases do not (a) interfere in any material respect with the ordinary conduct of the business of the Parent or its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property or assets subject thereto;

(v) customary restrictions on assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements to the extent that such dispositions are permitted under this Agreement;

(w) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Parent or any of its Restricted Subsidiaries, including rights of offset and setoff;

(y) Liens arising under this Agreement in favor of the Collateral Agent for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under this Agreement, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(z) other Liens Incurred by the Parent or any Restricted Subsidiary of the Parent with respect to obligations that do not exceed the greater of (a) $150,000,000 and (b) 5.0% of the Parent’s Consolidated Tangible Assets at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries, issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (the “Refinanced Indebtedness”); provided that:

(a) the principal amount (or accreted value, if applicable, or in the case of Preferred Stock and Disqualified Stock, the amount thereof determined in accordance with the definition thereof) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or in the case of Preferred Stock and Disqualified Stock, the amount thereof determined in accordance with the definition thereof) of the Refinanced Indebtedness (plus all accrued (including, for the purposes of defeasance, future accrued) interest on, or accrued dividends on, the Refinanced Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness (a) has a final maturity date that is later than the final maturity date of the Refinanced Indebtedness, and has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is Incurred equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness or (b) has a final maturity date that is more than 90 days after the Maturity Date;

(c) if the Refinanced Indebtedness is contractually subordinated in right of payment to the Term Loan Obligations, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Term Loan Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness; and

(d) if the Parent, the Borrower or a Guarantor is the issuer of or otherwise an obligor on the Refinanced Indebtedness, such Permitted Refinancing Indebtedness is not Incurred (other than by way of a Guaranty) by any Non-Guarantor Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means an employee pension benefit plan subject to Title IV of ERISA or the minimum funding standards under Section 412 and 430 of the Code that is either (i) maintained by the Parent or any of its Subsidiaries or ERISA Affiliates, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent or any of its Subsidiaries or ERISA Affiliates is then making or required to make contributions.

“Platform” has the meaning set forth in Section 11.7(b).

“Pledged Equity” means the Capital Stock in the Borrower, Paragon International Finance Company and each Collateral Rig Owner which are pledged to secure the Secured Obligations under the Guaranty and Collateral Agreement.

“Pledgor” means the Parent and each Wholly-Owned Subsidiary, in each case, to the extent that such Person directly owns any Capital Stock in (a) any Collateral Rig Owner, (b) the Borrower or (c) Paragon International Finance Company.

“Preferred Stock” means, with respect to any Person, any Capital Stock in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of common Capital Stock in such Person.

“Primary Collateral” means (a) the Collateral Rigs and (b) the Pledged Equity.

“Purchasing Lender” has the meaning set forth in Section 11.10(b).

“Qualifying Equity Interests” means Equity Interests of the Parent other than Disqualified Stock.

“Rate Management and Currency Protection Obligations” means any and all obligations of the Parent or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management and Currency Protection Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Rate Management and Currency Protection Transaction” means any Interest Rate Protection Agreement or Currency Rate Protection Agreement now existing or hereafter entered into, in each case, between the Parent or any Restricted Subsidiary and any Lender or any Affiliate of a Lender.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means:

(a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Recipient” has the meaning set forth in Section 3.3(h).

“Redomestication” means:

(a) any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Paragon Parent Company with or into any other Person, or of any other Person with or into the Paragon Parent Company, or the direct or indirect Disposition (other than by lease) of all or substantially all of the assets of the Paragon Parent Company to any other Person,

(b) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Paragon Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting Capital Stock (except for directors’ qualifying shares) of the Paragon Parent Company (the “New Parent”), if:

(A) as a result thereof:

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such Disposition,

(y) in the case of any action specified in clause (b), the entity that constituted the Paragon Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(z) in the case of any action specified in clause (c), the New Parent,

(in any such case described in (a) or (b), the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of a Permitted Jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of the Paragon Parent Company immediately prior thereto; and

(B) the Surviving Person or the New Parent shall have delivered to the Administrative Agent (i) a certificate to the effect that, both immediately before and immediately after giving effect to such transaction, no Default or Event of Default exists, and (ii) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request.

“Redomestication Exclusion Condition” means the condition that, immediately after giving effect to the entire series of related steps and transactions taken, or to be taken, as part of any Redomestication, taken as a whole, the Parent and its Restricted Subsidiaries, on a consolidated basis, shall not have substantially less assets or, in respect of any Restricted Payment in connection with such Redomestication, substantially less net worth, in each case, in the good faith determination of the Parent (after giving effect to any Restricted Payment, Permitted Investment or Asset Sale consummated in accordance with this Agreement) that the Parent and its Restricted Subsidiaries, on a consolidated basis, had immediately prior to giving effect to such Redomestication.

“Reinvestment Notice” means, with respect to any Asset Sale or Casualty Event, a certificate of an Officer who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent to the Administrative Agent after the date of receipt of Net Cash Proceeds from an Asset Sale or Casualty Event but before the date that such Net Cash Proceeds would be required to be applied to a prepayment of Loans in accordance with Section 2.10(b), as applicable, setting forth (a) the Parent’s or such Restricted Subsidiary’s intent to (i) permanently reduce (and permanently reduce commitments with respect thereto) Secured Indebtedness (other than Disqualified Stock or Subordinated Indebtedness) or Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to the Parent or a Restricted Subsidiary; (ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Parent after giving effect to such acquisition; (iii) to make a capital expenditure or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, in each case, within 365 days of receipt of such Net Cash Proceeds (such period, as it may be extended pursuant to the proviso below, the “Reinvestment Period”), and (b) certifying that no Default or Event of Default has occurred and is continuing at the time of such certificate; provided that the requirements of clause (ii) and (iii) immediately above shall be deemed to be satisfied with respect to any Asset Sale or Casualty Event if, within 365 days after such Asset Sale or Casualty Event, the Parent or the applicable Restricted Subsidiary, as the case may be, shall have entered into a binding commitment with respect to an acquisition, expenditure or investment, in compliance with clause (ii) and (iii), as the case may be, and that acquisition, expenditure or investment is substantially completed no later than one year and six months after the date of such Asset Sale or Casualty Event.

“Reinvestment Period” has the meaning given to such tern in the definition of “Reinvestment Notice”.

“Relevant Party” has the meaning set forth in Section 3.3(h).

“Repayment Date” has the meaning given such term in Section 2.8(a).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Sections 412 and 430 of the Code and of Sections 302 and 303 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Insurance” has the meaning set forth in Section 6.5(a).

“Required Lenders” means, as of any date of determination, (a) prior to the Funding Date, Lenders having more than 50% of the aggregate Commitments and (b) thereafter, Lenders holding in the aggregate more than 50% of the aggregate principal amount of the Term Loans then outstanding.

“Residual Collateral” has the meaning set forth in the definition of Collateral.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 7.5.

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary. Unless otherwise qualified, references to “Restricted Subsidiary” or “Restricted Subsidiaries” herein shall refer to those of the Parent.

“Revolving Administrative Agent” means the administrative agent under the Revolving Credit Agreement.

“Revolving Borrowers” means, collectively, the Parent and Paragon International Finance Company, a subsidiary of the Parent organized under the laws of the Cayman Islands.

“Revolving Commitments” means the “Commitments” as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Senior Secured Revolving Credit Agreement dated as of June 17, 2014 among the Revolving Borrowers, the Revolving Administrative Agent, and the Revolving Lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified, replaced or refinanced from time to time.

“Revolving Lenders” means the lenders party to the Revolving Credit Agreement from time to time.

“Revolving Loans” means the loans made by the Revolving Lenders to the Revolving Borrowers pursuant to the Revolving Credit Agreement.

“Revolving Obligations” means the Revolving Loans and all other “Obligations” as defined in the Revolving Credit Agreement.

“Rig” means, collectively, offshore drilling rigs, including semisubmersibles, drillships, jack-ups, semisubmersible tender assist vessels, floating production storage and offtake vehicles and submersible rigs, owned by the Parent and/or any Restricted Subsidiary of the Parent, and, individually, any of such rigs.

“Rig Owner” means the Parent and each Wholly-Owned Subsidiary, in each case, to the extent that such Person that holds an ownership interest in a Rig.

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Satisfactory Drilling Contract” means any drilling contract (or any letter of intent with respect thereto) with an initial term of at least six months in form and substance that is reasonably customary in the offshore drilling market, entered into by the Parent or any Restricted Subsidiary with a Person (a) having an Investment Grade Rating or a corporate credit rating equal to or higher than Baa3 (or the equivalent by Moody’s) and BBB- (or the equivalent) by S&P (or with respect to which a letter of credit has been provided), (b) that has an established record of fulfilling payment obligations in a timely manner with Noble Corporation or the Parent or any of its Restricted Subsidiaries or (c) that has been approved by the Revolving Administrative Agent under the Revolving Credit Agreement for purposes of determining a “Satisfactory Drilling Contract” (as defined therein).

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Secured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries secured by a Lien on the assets of the Parent or any of its Restricted Subsidiaries.

“Secured Obligations” means, collectively, (a) the Term Loan Obligations, (b) the Revolving Obligations, (c) all Rate Management and Currency Protection Obligations (other than Excluded Swap Obligations) and (d) all Specified Cash Management Obligations; provided, however, notwithstanding anything to the contrary contained herein or in any other Credit Document, no Rate Management and Currency Protection Obligation or Specified Cash Management Obligation shall constitute a Secured Obligation at any time on or after the occurrence of Security Termination.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Revolving Administrative Agent, the Issuing Banks (as defined in the Revolving Credit Agreement), the Revolving Lenders, the holders of the Rate Management and Currency Protection Obligations, the holders of any Specified Cash Management Obligations and any other holder of any Secured Obligation.

“Security Termination” means such time as when (a) all Commitments have been terminated or expired and (b) all Term Loan Obligations have been paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination).

“Senior Credit Facilities” means this Agreement and the Revolving Credit Agreement, in each case, including any related notes, Guaranties, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“Senior Notes” means the senior unsecured notes of the Parent issued in connection with the Paragon Separation Transaction.

“Senior Notes Documents” means, collectively, the Senior Notes, any indenture agreement or indenture agreement supplement entered into by the Parent in connection with the issuance of the Senior Notes, and any Guaranties of Indebtedness under the Senior Notes by the Borrower or a Guarantor.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, Incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in their ordinary course, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent or any Restricted Subsidiary and any Lender or any Affiliate of a Lender.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of Incurrence thereof (or any later date agreed to by the parties after such date of Incurrence), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or any jurisdiction to which any Lender is subject for eurocurrency funding. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurodollar Term Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Agent” means JPMorgan Chase Bank, N.A. or such other Affiliate of JPMorgan Chase Bank, N.A., that conducts international monetary transactions on behalf of JPMorgan Chase Bank, N.A., as from time to time notified to the Borrower by the Administrative Agent.

“Subordinated Indebtedness” means (1) with respect to the Borrower, any Indebtedness of the Parent which is by its terms subordinated in right of payment to the Term Loan Obligations and (2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guaranty of such Guarantor under the Guaranty and Collateral Agreement.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

(b) any partnership (whether general or limited) or limited liability company of which (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise.

Unless otherwise qualified, reference to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent.

“Subsidiary Guarantor” means any Guarantor other than the Parent.

“Successor Borrower” has the meaning set forth in Section 7.1(c).

“Successor Guarantor” has the meaning set forth in Section 7.1(d).

“Successor Parent” has the meaning set forth in Section 7.1(b).

“Supplier” has the meaning set forth in Section 3.3(h).

“Surviving Person” has the meaning set forth in the definition of “Redomestication”.

“Syndication Agents” means Deutsche Bank Securities Inc. and Barclays Bank PLC in their capacities as syndication agents; provided, however, as provided in Section 10.3, such Syndication Agents shall not have any duties, responsibilities, or obligations hereunder in such capacity.

“Tax Excluded Rig” means (a) a Rig owned by a “controlled foreign corporation” (as defined in Section 957(a) of the Code) or (b) any other Rig if the granting of a Lien on such Rig to secure any Secured Obligation could reasonably be expected, in the discretion of the Parent, to result in material tax consequences to the Parent or any Restricted Subsidiary of the Parent.

“Taxes” has the meaning set forth in Section 5.11.

“Term Loan” has the meaning set forth in Section 2.1.

“Term Loan Facility” means, at any time, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Loan Note” has the meaning set forth in Section 2.8(e).

“Term Loan Obligations” means all obligations of the Credit Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and to pay any other obligations to the Administrative Agent or any Lender arising under any Credit Document.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury, depositary, purchasing card or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“UCC” means, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent or any of its Subsidiaries or ERISA Affiliates to the PBGC or such Plan.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt; except any Guaranty given solely to support a pledge by the Company or any of its Restricted Subsidiaries of the Equity Interests of such Unrestricted Subsidiary, which Guaranty is not recourse to the Company or any Restricted Subsidiary, and except for any Guaranty by the Company or any Restricted Subsidiary in respect of Indebtedness of such Unrestricted Subsidiary that is permitted both as an incurrence of Indebtedness and as an Investment (in each case in any amount equal to the amount of such Indebtedness to be so Guarantied) permitted by Sections 7.3 and 7.5;

(b) except as permitted by Section 7.4, is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

(c) is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not Guarantied or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries, except for any pledge of Equity Interests of such Unrestricted Subsidiary to secure Indebtedness of the Parent or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“US Holdco” means Paragon Offshore Holdings US Inc., a Delaware corporation.

“US Holdco Intercompany Note” means that certain intercompany note to be entered into after the Funding Date, between the Parent, as obligee, and US Holdco, a direct, Wholly-Owned Subsidiary of the Parent, evidencing the obligation of US Holdco to pay a dividend or make another distribution in cash to the Parent in an aggregate amount not to exceed $500,000,000.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares or shares that are required by the applicable laws and regulations of the jurisdiction of organization of such Subsidiary to be owned by the government of such jurisdiction or individual corporate citizens of such jurisdiction), on a fully-diluted basis, are owned by the Parent and/ or one or more of the Wholly-Owned Subsidiaries or (b) any Restricted Subsidiary that is organized in a jurisdiction and is required by the applicable laws and regulations of such jurisdiction to be partially owned by the government of such jurisdiction or individual or corporate citizens of such jurisdiction, provided that the Parent, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, and subject to the provisions of this Section 1.3, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b) If either the Parent or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Parent referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in federal, state or foreign tax laws which affects the Parent’s or any of its Restricted Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then if the Parent shall so request, (x) in the case of clause (i), such financial covenants, standards or terms shall continue to be computed in accordance with the relevant accounting principles as in effect immediate prior to such change therein becoming effective and (y) in the case of clause (ii), the Parent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Parent’s and its Restricted Subsidiaries’ consolidated financial condition shall be the same after such changes as if such changes had not been made; provided that, the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculation of such financial covenant, standard or term made before and after giving effect to such change.

Section 1.4. Terms and Interpretations Generally.

(a) It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

(b) For purposes of determining compliance with any covenant hereunder, in the event that any Incurrence of Indebtedness, granting of Liens, making of Restricted Payment or Asset Sales or any other action restricted by any covenant herein meets the criteria of more than one of the baskets or categories of exceptions to such covenant or any definition related thereto, the Parent will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such action in any manner that complies with the relevant covenant or definition.

(c) For purposes of determining compliance with any covenant, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Parent and its Restricted Subsidiaries delivered pursuant to Section 5.9. Notwithstanding the foregoing, for purposes of determining compliance with any covenant, with respect to any amount of Indebtedness or Restricted Payment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is Incurred or Restricted Payment is made.

(d) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement (unless specifically indicated otherwise) and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE TERM LOAN FACILITY

Section 2.1. Term Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make a loan (a “Term Loan”) to the Borrower on the Funding Date in an amount equal to such Lender’s Commitment. Term Loans may be repaid, in whole or in part, subject to the terms and conditions hereof. Term Loans are not revolving and amounts borrowed and repaid may not be thereafter reborrowed. Funding of any Term Loans shall be in U.S. Dollars. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), if a Lender elects pursuant to Section 3.1(b) to have an original issue discount apply to its Term Loans, the funded portion of the Term Loan to be made on the Funding Date by such Lender (i.e., the amount advanced by such Lender to the Borrower on the Funding Date) shall be equal to 99.50% of the principal amount of such Term Loan (it being agreed that the full principal amount of each such Term Loan will be deemed outstanding on the Funding Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Term Loan as provided hereunder).

Section 2.2. Types of Term Loans and Minimum Borrowing Amounts. Borrowings of Term Loans may be outstanding as either Base Rate Term Loans or Eurodollar Term Loans, as selected by the Borrower pursuant to Section 2.3. Each Borrowing of Base Rate Term Loans shall be in an amount of not less than $1,000,000 and each Borrowing of Eurodollar Term Loans shall be in an amount of not less than $2,000,000 and in an integral multiple of $100,000 in excess thereof.

Section 2.3. Manner of Term Loan Borrowings; Continuations and Conversions of Borrowings.

(a) Notice of Term Loan Borrowings. To request the advance of the Borrowing of Term Loans on the Funding Date, the Borrower shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 12:00 P.M. at least three (3) Business Days before the Funding Date in the case of a Borrowing of Eurodollar Term Loans and (ii) 12:00 P.M. on the Funding Date in the case of a Borrowing of Base Rate Term Loans.

(b) Notice of Continuation or Conversion of Outstanding Borrowings. The Borrower may from time to time elect to change or continue the type of interest rate borne by each Term Loan Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Term Loan Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Term Loans, the Borrower may continue part or all of such Borrowing as Eurodollar Term Loans for an Interest Period specified by it or convert part or all of such Borrowing into Base Rate Term Loans on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into Base Rate Term Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Term Loans, the Borrower may convert all or part of such Borrowing into Eurodollar Term Loans for an Interest Period specified by it on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Borrower may select multiple Interest Periods for the Eurodollar Term Loans requested in any single Borrowing Request, provided that at no time shall the number of different Interest Periods for outstanding Eurodollar Term Loans exceed twenty (20) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurodollar Term Loans for an additional Interest Period or of the conversion of part or all of such Eurodollar Term Loans into Base Rate Term Loans or of such Base Rate Term Loans into Eurodollar Term Loans must be given by no later than (A) 12:00 P.M. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurodollar Term Loans and (B) 12:00 P.M. on the date of any conversion of Eurodollar Term Loans to Base Rate Term Loans.

(c) Manner of Notice. The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing described in Sections 2.3(a) and (b), as applicable, by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request, which shall specify the date of the requested advance, continuation or conversion (which shall be a

Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Term Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurodollar Term Loans and the Interest Period applicable thereto and the Borrower. The Borrower agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(d) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Lender of any notice received by it pursuant to this Section 2.3 relating to a Term Loan Borrowing. The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurodollar Term Loans of the Borrower (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

(e) Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.3(a) or (b) of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Term Loans and has not notified the Administrative Agent by 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurodollar Term Loans that it intends to repay such Borrowing, the Borrower shall be deemed to have requested the continuation of such Borrowing as a Eurodollar Term Loan with an Interest Period of one (1) month so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing. Upon the occurrence and during the continuance of any Event of Default, and upon written notice thereof from the Administrative Agent to the Borrower (i) each Eurodollar Term Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Term Loan, and (ii) the obligation of the Lenders to make, continue or convert Loans into Eurodollar Term Loans shall be suspended.

(f) Conversion. If the Borrower shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Term Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Term Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurodollar Term Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Term Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Term Loans. If the Borrower shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurodollar Term Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Term Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4. Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurodollar Term Loans, or for the continuation or conversion of any Borrowing of Eurodollar Term Loans, the Borrower shall select the Interest Period(s) to be applicable to such Term Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(a) no Interest Period may be selected that would end later than the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall extended be to the next succeeding Business Day; provided, however, that if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5. Funding of Term Loans.

(a) Disbursement of Term Loans. Not later than 12:00 P.M. with respect to Borrowings of Eurodollar Term Loans, and 2:00 P.M. with respect to Borrowings of Base Rate Term Loans, on the date of any requested advance of a new Borrowing of Term Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Term Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the Borrower (or as directed in writing by the Borrower) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by the Borrower of any such late amount shall not be deemed a waiver by the Borrower of any rights it may have against such Lender. No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Term Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Term Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Term Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Term Loan, but the Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section shall be deemed to relieve any Lender from any obligation to fund any Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) Source of Funding Options. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.6. Applicable Interest Rates.

(a) Base Rate Term Loans. Each Base Rate Term Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurodollar Term Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate from time to time in effect plus the Applicable Margin. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Term Loans. Each Eurodollar Term Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such

Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Base Rate Term Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted LIBOR plus the Applicable Margin. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or, in the case of , conversion to a Base Rate Term Loan on a day prior to the end of the current Interest Period therefor, on the date of such conversion.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR, LIBOR Rate or LIBOR Market Index Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of Adjusted LIBOR with respect to each Eurodollar Term Loan.

Section 2.7. Default Rate. If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in Section 8.1(a) (whether by acceleration or otherwise), such past due Loan shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to:

(a) for any Base Rate Term Loan, the lesser of (A) the Highest Lawful Rate and (B) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin; and

(b) for any Eurodollar Term Loan, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum plus the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin for Base Rate Term Loans.

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America, including to the extent applicable, 46 U.S.C. Section 31322(b)), and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Term Loan Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Term Loan Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Term Loan Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans (or, if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Term Loan Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans (or if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the Borrower).

Section 2.8. Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the Lenders, in equal quarterly installments, which shall be due and payable on last Business Day of each March, June, September and December, commencing December 31, 2014, an amount of 0.25% of aggregate principal amount of the Term Loans outstanding on the Funding Date (as adjusted from time to time pursuant to Section 2.9 and Section 2.10), with the outstanding principal balance of the Term Loans due and payable on the Maturity Date (each such date of repayment, including the Maturity Date, being called a “Repayment Date”). All repayments pursuant to this Section 2.8 shall be subject to Section 2.11, but shall otherwise be without premium or penalty.

(b) Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made to the Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, with respect to Eurodollar Term Loans, the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Term Loan Notes. The Term Loans outstanding to the Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender substantially in the form of Exhibit 2.8A (each, a “Term Loan Note”). The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Term Loan Note, an original of each such Term Loan Note, appropriately completed, to evidence the respective Loans made by such Lender to the Borrower hereunder, within ten (10) Business Days after the Borrower receives a written request therefor (or such longer period of time as such Lender may reasonably agree).

Section 2.9. Optional Prepayments of Loans. The Borrower shall have the right to prepay any Base Rate Term Loans without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment. The Borrower shall have the right to prepay any Eurodollar Term Loans, without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of $100,000 in excess thereof or such smaller amount as needed to prepay any particular Borrowing in full) subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, with respect to any such prepayment on a day other than the last day of the applicable Interest Period of the applicable Term Loan; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be reasonably agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed prepayment date; provided, that upon any such rescission, the Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Notwithstanding the foregoing, if, prior to the twelve-month anniversary of the Funding Date, the Borrower (i) prepays, refinances, substitutes or replaces all or any portion of the Term Loans with the incurrence by the Parent, the Borrower or any Restricted Subsidiary of any debt financing having an applicable All-in Yield that is less than the effective All-in Yield of the Loans being repaid, refinanced, substituted or replaced or (ii) effects any amendment of this Agreement resulting in the Loans having an applicable All-in Yield that is less than the effective All-in Yield of the Loans immediately prior to such amendment, then each Lender shall be paid (1) in the case of clause (i), a prepayment premium equal to 1.0% of the aggregate principal amount of such Loans so repaid, refinanced, substituted or replaced and (2) in the case of clause (ii), a fee equal to 1.0% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment. Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Eurodollar Revolving Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the Borrower.

Section 2.10. Mandatory Prepayments of Loans/Offers to Prepay.

(a) Issuance and Incurrence of Indebtedness. In the event that the Parent or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or Incurrence of Indebtedness for money borrowed of the Borrower or any Restricted Subsidiary not permitted to be issued or Incurred pursuant to Section 7.3, the Parent shall cause the Borrower or the applicable Restricted Subsidiary to, no later than five (5) Business Day following such receipt, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.

(b) Asset Sales; Casualty Events. No later than the fifth (5th) Business Days following the date of receipt (or the date on which such amounts become Net Cash Proceeds by virtue of the expiration of a Reinvestment Period) by the Parent or any of its Restricted Subsidiaries of any Net Cash Proceeds in respect of any Asset Sale or Casualty Event, the Parent shall cause the Borrower or the applicable Restricted Subsidiary to apply an amount equal to (i) 100% of such Net Cash Proceeds in respect of any Asset Sale and (ii) 100% of such Net Cash Proceeds in excess of $30,000,000 in respect of any Casualty Event, to prepay outstanding Loans. Pending the final application of any such Net Cash Proceeds, the Parent or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce the Indebtedness outstanding under a revolving credit facility or otherwise invest the Net Cash Proceeds in any manner that is not prohibited hereunder.

(c) Change of Control. In the event that a Change of Control occurs, the Borrower shall no later than the date which is thirty (30) Business Days after the occurrence of such Change of Control deliver a notice to the Administrative Agent (which the Administrative Agent shall promptly deliver to each Lender) stating that a Change of Control has occurred and offering to prepay the Loans held by each Lender at par (each a “Change of Control Offer”) on a date which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered to the Administrative Agent (the “Change of Control Prepayment Date”). Such notice shall also state that the Lenders electing to have any Lender prepaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date and that Lenders will be entitled to withdraw their election to require the Borrower to prepay its Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be prepaid and a statement that such Lender is withdrawing its election to have such Loans prepaid. If any Lender accepts such offer or a portion thereof, the Borrower shall prepay the Loans of such Lender in whole or in part at the discretion of such Lender on the Change of Control Prepayment Date. The Borrower will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and prepays the Loans of each Lender accepting such Change of Control Offer at par on the Change of Control Prepayment Date. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(d) Excess Cash Flow.

(i) If, after the end of each fiscal year (commencing with the year ending December 31, 2014), Excess Cash Flow is greater than $10,000,000, the Parent shall prepay the outstanding Loans no later than the fifth (5th) Business Day following its delivery of the Compliance Certificate for such fiscal year, in an amount as set forth below:

(A) an amount equal to 50% of Excess Cash Flow for such fiscal year if the Leverage Ratio as of the last day of such fiscal year equals or exceeds 3.25:1.0, and

(B) an amount equal to the lesser of (A) 25% of Excess Cash Flow for such fiscal year and (B) the amount of a prepayment necessary to lower the Leverage Ratio to no greater than 3.00:1.00 if the Leverage Ratio as of the last day of such fiscal year is greater than 3.00:1.0 but less than 3.25:1.0;

provided that such amounts described in clauses (A) and (B) above shall be reduced by the aggregate amount of all optional prepayments of term loans (including the Loans) during such fiscal year and all optional prepayments of loans under the Revolving Credit Agreement accompanied by permanent reductions in the Revolving Commitments during such fiscal year.

For the avoidance of doubt, if the Leverage Ratio as of the last day of the fiscal year in respect of which such certificate has been delivered is equal to or less than 3.00:1.00, no prepayment with Excess Cash Flow will be required.

(e) All prepayments of Loans under Sections 2.10(a), (b), (c) and (d) shall be accompanied by the concurrent payment of accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(f) The Parent shall deliver to the Administrative Agent and each Lender, at the time of each prepayment required under Section 2.10(a), (b) or (d) a certificate of an Officer of the Parent setting forth in reasonable detail the calculation of the amount of such prepayment.

(g) All prepayments under this Section 2.10 shall be subject to Section 2.11.

Section 2.11. Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Term Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 9.1 or 9.2:

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b) any failure to make a principal payment of any such Loan on the due date therefor; or

(c) any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 or Section 2.9, as applicable (other than by reason of a default of such Lender), then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be conclusive and binding in the absence of manifest error of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided in such certificate, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall have no obligation to pay such claim.

Section 2.12. Termination of Commitments. The Commitments shall automatically terminate upon the making of the Term Loans on the Funding Date and any unused Commitments shall expire at 2:00 p.m., New York City time, on the Funding Date.

Section 2.13. [Intentionally Omitted].

Section 2.14. Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parent, the Borrower or any of the Parent’s Subsidiaries may at any time and from time to time purchase Term Loans by conducting reverse Dutch auctions (each, an “Auction”) (each Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing elected by the Borrower following consultation with the Administrative Agent in accordance with the Auction Procedures (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time of the purchase of any Term Loans in connection with any Auction;

(ii) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Parent, the Borrower or any of the Parent’s Subsidiaries purchases in any such Auction shall be no less than $1,000,000 and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Parent, the Borrower or any of the Parent’s Subsidiaries shall automatically be cancelled and retired by them on the settlement date of the relevant purchase (and may not be resold);

(iv) the Borrower shall promptly advise the Administrative Agent of the total amount of all Term Loans so purchased by the Parent, the Borrower or any of the Parent’s Subsidiaries and the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement;

(v) each offer to purchase Term Loans pursuant to this Section 2.14 is made ratably to the Lenders;

(vi) proceeds of the Revolving Credit Agreement are not used to purchase Term Loans in any such Auction; and

(vii) no more than one Auction may be ongoing at any one time.

(b) The Parent, the Borrower and the Parent’s Subsidiaries shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder. With respect to all purchases of Term Loans made by the Parent, the Borrower or any of the Parent’s Subsidiaries pursuant to this Section 2.14, (i) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (ii) such purchases (and the payments made by the Parent, the Borrower or any of the Parent’s Subsidiaries and the cancellation of the purchased Term Loans, in each case, in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.9 or 2.10.

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.14 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.9, 2.10, 3.1, 11.6, 11.9 and 11.10, it being understood and acknowledged that purchases of the Term Loans by the Parent, the Borrower or any of the Parent’s Subsidiaries contemplated by this Section 2.14 shall not constitute Investments by the Parent, the Borrower or any of the Parent’s Subsidiaries) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.14. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.13 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

Section 2.15. Open Market Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parent, the Borrower and any of the Parent’s Subsidiaries may at any time and from time to time make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as no Default or Event of Default shall have occurred and be continuing on the time of such Open Market Purchase.

(b) The aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Parent, the Borrower and any of the Parent’s Subsidiaries shall automatically be cancelled and retired by them on the settlement date of the relevant purchase (and may not be resold).

(c) The Borrower will promptly advise the Administrative Agent of the total amount of all Term Loans purchased by the Parent, the Borrower and any of the Parent’s Subsidiaries and the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement.

(d) With respect to all purchases of Term Loans made by the Parent, the Borrower and any of the Parent’s Subsidiaries pursuant to this Section 2.15, (i) the Parent, the Borrower and any of the Parent’s Subsidiaries shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender) and (ii) such purchases (after the payments made by the Parent, the Borrower and any of the Parent’s Subsidiaries and the cancellation of the purchased Term Loans in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.9 or 2.10.

(e) The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.15 and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.9, 2.10, 3.1, 11.6, 11.9 and 11.10, it being understood and acknowledged that purchases of the Term Loans by the Parent, the Borrower or any of the Parent’s Subsidiaries contemplated by this Section 2.15 shall not constitute Investments by the Parent, the Borrower or any of the Parent’s Subsidiaries) that may otherwise prohibit any Open Market Purchase by this Section 2.15.

ARTICLE III

FEES AND PAYMENTS

Section 3.1. Fees.

(a) Administrative Agent and Arrangement Fees. The Borrower shall pay, or cause to be paid, to the Administrative Agent the administrative agency fees from time to time agreed to by the Borrower and the Administrative Agent and the arrangement fees previously agreed to by the Parent and the Arrangers, in each case, in the manner provided by such other agreements.

(b) OID. The Borrower agrees to pay a fee to each Lender payable on the Funding Date equal to 0.50% of the principal amount of such Lender’s Term Loans made on the Funding Date, such fee to be paid in cash on the Funding Date, or if the Lender so elects by giving notice to the Administrative Agent at least one (1) Business Day prior to the Funding Date, as an original issue discount with respect to such Term Loans made by it.

Section 3.2. Place and Application of Payments.

(a) All payments of principal of and interest on the Loans and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent, for the benefit of the Lenders entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Borrower. Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed funds to each Lender owed a Term Loan Obligation for which such payment was received, pro rata based on the respective amounts of such type of Term Loan Obligation then owing to each Lender.

(b) If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all Term Loan Obligations then due and payable under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the order set forth in Section 8.6. In calculating the amount of Term Loan Obligations owing each Lender other than for principal and interest on Loans and fees under Section 3.1, the Administrative Agent shall only be required to include such other Term Loan Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.3. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of the Borrower to any Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future Taxes. If any such withholding is so required by law (as determined in good faith by an applicable withholding agent), the applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon. Moreover, in the case of any such present or future Taxes imposed by or within the jurisdiction in which the Borrower is incorporated, any jurisdiction from which the Borrower makes any payment under this Agreement or any other Credit Document, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender and the Administrative Agent, the following Taxes (whether imposed on or with respect to such Lender or Administrative Agent or required to be withheld or deducted from any payment by or on account of any obligation of any Borrower under any Credit Document):

(i) Taxes imposed on, based upon, or measured by such Lender’s or the Administrative Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar Taxes imposed on it, in each case, as a result of a present or former connection between the taxing jurisdiction and such Lender (including any applicable lending office) or Administrative Agent, or any owner or affiliate thereof, as the case may be, other than connections arising from such Lender’s or the Administrative Agent’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document;

(ii) Taxes imposed (other than pursuant to FATCA) by the United States of America (or any political subdivision thereof or tax authority therein) on or with respect to a Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any Change in Law (x) after the date hereof, in the case of each Lender or Administrative Agent originally a party hereto, (y) in the case of any Purchasing Lender (as defined in Section 11.10(b)) or Administrative Agent, after the date on which it becomes a Lender or Administrative Agent, as the case may be (unless such Purchasing Lender acquired its interest following a request by the Parent under Section 9.6) or (z) after the designation by such Lender or Administrative Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 9.3(c));

(iii) Taxes imposed by the United States of America pursuant to FATCA on or with respect to a Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States; or

(iv) Taxes which would not have been imposed but for (a) the failure of such Lender or the Administrative Agent, as the case may be, to provide on a timely basis (A) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) (unless excused pursuant to Section 3.3(c)), or (B) any other form, certification, documentation or proof which is reasonably requested by the Parent or the Administrative Agent, or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false or not properly completed;

(all present or future Taxes, other than the Taxes described in the preceding clauses (i) through (iii), “Indemnified Taxes”), the Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent is free and clear of such Taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If the Borrower pays any such Taxes that are Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by the Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment. If the Administrative Agent or any Lender pays any Indemnified Taxes which the Borrower has failed to withhold or pay to the appropriate governmental authority, or any penalties or interest in connection therewith, the Borrower shall reimburse the Administrative Agent or that Lender for the payment in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender or the Administrative Agent shall make written demand on the Parent for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender or the Administrative Agent, as the case may be. In the event that such Lender or the Administrative Agent fails to give the Borrower timely notice as provided herein, the Borrower shall not have any obligation to pay such claim for reimbursement. In the event that any taxing authority notifies the Borrower that it has improperly failed to withhold any Taxes (other than Indemnified Taxes) from a payment to any Lender or the Administrative Agent under this Agreement or any other Credit Document, the Borrower shall timely and fully pay such Taxes to such taxing authority and such Lender or Administrative Agent, as the case may be, shall pay the amount of such Taxes to the Borrower within thirty (30) days after the receipt of written demand therefor. If the Borrower is or will be required to pay an additional amount to a Lender or the Administrative Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

(b) U.S. Withholding Tax Exemptions.

(i) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 (or any successor form) wherein such Lender either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such Lender also shall submit a certificate substantially in the form of the applicable Exhibit 3.3 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Lender that delivers a certificate pursuant to the foregoing subsequently shall deliver two further copies of such certificate on or before the date that any such form expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent certificate so delivered.

(ii) Upon the request of the Borrower or the Administrative Agent, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent properly completed and duly executed copies of any additional forms of the United States Internal Revenue Service (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) that the Borrower believe to be reasonably necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable United States law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement; provided that the submission of such documentation shall not be required if in the Lender’s reasonable judgment such submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower two copies of a properly completed and duly executed certification on United States Internal Revenue Service Form W-9 to the effect that it is such a United States person and is exempt from U.S. withholding tax.

(c) Inability of Lender to Submit Forms. If any Lender determines in good faith that (i) it is not legally able to submit to the Borrower or Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact, and such Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) FATCA Compliance. If any payment required to be made to any Lender, under this Agreement or any other Credit Document would be subject to Taxes imposed by the United States of America pursuant to FATCA as a result of such Lender failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall submit to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.3(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Refund of Taxes. If any Lender or the Administrative Agent receives a refund of any Indemnified Tax or any tax referred to in Section 11.3, in either case, with respect to which the Borrower has paid any amount pursuant to this Section 3.3 or Section 11.3, such Lender or the Administrative Agent shall pay the amount of such refund (including any interest received with respect thereto) to the Borrower within fifteen (15) days after receipt thereof. A Lender or the Administrative Agent shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such a refund; provided, however, that none of the Administrative Agent or any Lender shall in any event be required to disclose any information to the Borrower with respect to the overall tax position (or any other information relating to taxes that such Person reasonably determines to be confidential) of the Administrative Agent or such Lender.

(f) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Parent has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Parent to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10(a) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) FATCA Certification. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) hereby represents and warrants that it is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source), and agrees to use its reasonable best efforts to maintain such exemption. In the event that any such Lender ceases to maintain such exemption, it shall promptly so notify the Borrower in writing.

(h) VAT.

(i) All amounts expressed to be payable under a Credit Document by any party to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Credit Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(1) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (h) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2) where the Recipient is the person required to account to the relevant tax authority for the VAT the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Credit Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this clause (h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, including (where appropriate and unless context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994).

(v) In relation to any supply made by a Finance Party to any party under a Credit Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(i) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1. Funding Date. This Agreement shall be effective and the obligation of each Lender to make any Loan hereunder is subject to satisfaction (or waiver in accordance with Section 11.11) of the following conditions precedent:

(a) The Administrative Agent shall have received (including by facsimile or other electronic means) (x) duly executed copies of this Agreement, the Guaranty and Collateral Agreement, the Collateral Rig Mortgages covering each Funding Date Collateral Rig, the Collateral Agency Agreement, any Term Loan Notes requested pursuant to Section 2.8(e) prior to the Funding Date and (y) the following all in form and substance reasonably satisfactory to the Administrative Agent:

(i) Secretary’s Certificates of the Credit Parties. Certificates of the secretary or an assistant secretary (or, if a Credit Party does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Credit Party) containing specimen signatures of the persons authorized to execute Credit Documents to which such Credit Party is a party or any other documents provided for herein or therein, together with (A) copies of resolutions of the Board of Directors or other appropriate governing body of such Credit Party authorizing the execution and delivery of the Credit Documents to which it is a party and (B) copies of such Credit Party’s constituent organizational documents;

(ii) Good Standing Certificates of the Credit Parties. For each Credit Party, a certificate of good standing (or the equivalent) from the appropriate governing agency of such Credit Party’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction);

(iii) Regulatory Filings and Approvals. Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;

(iv) Insurance Certificate. An insurance certificate dated not more than ten (10) Business Days prior to the Funding Date describing in reasonable detail the insurance maintained by, or on behalf of, the Parent and its Restricted Subsidiaries as of the Funding Date, as required by Section 6.5;

(v) Opinions of Counsel. Written opinions of (A) Baker Botts L.L.P., counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (B) Maples and Calder, Cayman Islands counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (C) MNKS, Luxembourg counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (D) Travers Smith LLP, English counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (E) Pestalozzi Attorneys at Law Ltd, Swiss counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date and (F) Thompson Coburn LLP, Liberian counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;

(vi) Closing Certificate. A certificate of an Officer of the Parent as to the satisfaction of all conditions set forth in Sections 4.1(b) and (c);

(vii) Process Agent. An acknowledgment from CT Corporation with respect to its irrevocable appointment by the Credit Parties pursuant to Section 11.14 and the applicable provisions of the Guaranty and Collateral Agreement;

(viii) Certain Agreements. (A) Duly executed copies of (1) the Revolving Credit Agreement, effective as of the Funding Date, and (2) the Senior Notes Documents and (B) a copy of the Paragon Registration Statement as in effect on the Funding Date (which such copy may be delivered by providing an electronic link thereto on the SEC website);

(ix) Collateral Rig Matters. Each of the following for each Funding Date Collateral Rig:

(A) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Funding Date Collateral Rig;

(B) the results of maritime registry searches with respect to such Funding Date Collateral Rig, indicating no record liens other than Permitted Liens;

(C) class certificates from the American Bureau of Shipping or another internationally recognized classification society indicating that each Rig meets the criteria specified in Section 5.18;

(D) a report, in form and scope reasonably satisfactory to the Administrative Agent, from Marsh USA Inc. or such other firm of independent energy insurance brokers as is reasonably acceptable to the Administrative Agent with respect to the insurance maintained by, or on behalf of, the Parent in respect of such Funding Date Collateral Rig, together with a certificate from such broker certifying that the Parent and its Restricted Subsidiaries have the Required Insurances as of the Funding Date; and

(E) a desktop appraisal report dated as of a date prior to the Funding Date acceptable to the Administrative Agent from an Approved Appraiser stating the current fair market value, as of the date of such report, of the Funding Date Collateral Rigs and demonstrating that the Collateral Coverage Ratio, as of the Funding Date is not less than 1.50 to 1.00;

(x) UCC-1s; UCC Searches. Each of the following:

(A) financing statements on Form UCC-1 in proper form for filing under the UCC in each jurisdiction as may be necessary, or in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement to the extent such perfection is required by the Guaranty and Collateral Agreement; and

(B) appropriate UCC search results in respect of the Credit Parties, as may be reasonably requested by the Collateral Agent, from Washington D.C. and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those which shall be released prior to or contemporaneously with the Funding Date and Permitted Liens;

(xi) Consummation of Paragon Separation Transactions. Evidence that, substantially concurrently with the Funding Date: (A) the Parent is (x) receiving the proceeds of the issuance of the Senior Notes, (y) effecting the Paragon Separation and (z) not a Subsidiary of Noble Cayman, (B) the lenders under the Revolving Credit Agreement are obligated to advance Revolving Loans thereunder, and (C) the aggregate amount of gross cash proceeds of the Senior Notes and the aggregate principal amount of Term Loans borrowed is not less than $1,730,000,000, provided that after giving effect to such borrowing, the Parent would have a Leverage Ratio, calculated on a pro forma basis of not more than 3.50 to 1.00; and

(xii) Solvency Certificate. A solvency certificate from the chief financial officer or controller (or other financial officer) of the Parent, dated as of the Funding Date, setting forth the conclusion that, immediately after giving effect to the Paragon Separation Transactions and the Incurrence of all the financings contemplated thereby, the Parent and its Restricted Subsidiaries, on a consolidated basis are Solvent.

(b) Each of the representations and warranties of the Parent and its Restricted Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the Funding Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(c) No Default or Event of Default shall have occurred and be continuing.

(d) On or before the Funding Date, the Lenders, the Administrative Agent and the Arrangers shall have received all fees and all reasonable out-of-pocket expenses (to the extent invoiced at least two (2) Business Days prior to the Funding Date) then due and owing to the Administrative Agent, the Lenders, and the Arrangers pursuant to this Agreement and as otherwise agreed in writing by the Parent.

(e) The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders a reasonable period in advance of the Funding Date.

(f) The Administrative Agent shall have received in the case of any Term Loan, the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c).

(g) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.11) at or prior to 2:00 p.m., New York City time, on August 31, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower represent and warrant to each Lender and Administrative Agent, which representations and warranties shall be deemed made on the Funding Date, as follows:

Section 5.1. Corporate Organization. Each Credit Party: (i) is duly incorporated or organized and existing in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent the concept of good standing is applicable in such jurisdiction); (ii) has all necessary organizational or other corporate power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except in each case, where the failure to have such power and authority or to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

Section 5.2. Power and Authority; Validity. Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each of the Credit Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Restricted Subsidiaries under, the terms of any material agreement evidencing Indebtedness to which such Credit Party or any of its Restricted Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Restricted Subsidiaries.

Section 5.4. Litigation. As of the Funding Date, there are no actions, suits, proceedings or counterclaims (including derivative or injunctive actions) pending or, to the knowledge of the Parent, threatened against the Parent or any of its Restricted Subsidiaries that are reasonably likely to have a Material Adverse Effect.

Section 5.5. Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. The proceeds of the Loans shall only be used (i) to pay costs, fees and expenses incurred in connection with the Paragon Separation Transactions, the Revolving Credit Agreement, this Agreement, the other transactions to be consummated on or about the date of the consummation of the Paragon Separation Transactions, and other transactions incidental thereto, (ii) to make payments in respect of the Paragon Separation Transactions and (iii) for capital expenditures, working capital and other general corporate purposes of the Parent and its Restricted Subsidiaries, including for Investments and acquisitions.

(b) Margin Stock. Neither the Parent nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” (each, as defined in Regulation U of the Board of Governors of the Federal Reserve System). No proceeds of the Loans will be used by the Borrower for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Section 5.6. Investment Company Act. Neither the Parent nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7. Anti-Corruption Laws; Sanctions Laws and Regulations. The Parent and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Parent and its Subsidiaries and, to the knowledge of the Parent and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with Anti-Corruption Laws (i) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Parent and its Subsidiaries with Anti-Corruption Laws or (ii) that arise from actions or incidents that have been publicly disclosed by Noble Corporation or the Parent or disclosed in writing to the Administrative Agent, in each case, at least twenty (20) days prior to the Funding Date). Neither the Parent nor any of its Subsidiaries, or to their knowledge any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Designated Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Designated Person. No Borrowing, use of proceeds or other Transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable Sanctions Laws and Regulations by the Parent or any of its Subsidiaries.

Section 5.8. True and Complete Disclosure. All factual information (taken as a whole) furnished by the Parent or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, each of the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (i) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guaranty of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, the Parent has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 5.9. Financial Statements. The financial statements required to be included in the Paragon Registration Statement have been prepared in accordance with GAAP. Such annual and quarterly financial statements fairly present in all material respects the financial position of the standard specification drilling business of Noble Corporation, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Funding Date, the Parent and its Restricted Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Parent that were not included in the financial statements included in the Paragon Registration Statement or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders), except for the Term Loan Obligations and the Senior Notes.

Section 5.10. No Material Adverse Change. Since December 31, 2013, there has occurred no event or circumstance that has had a Material Adverse Effect.

Section 5.11. Taxes. The Parent and its Subsidiaries have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against the Parent and its Subsidiaries or any of their properties (other than any such assessments, fees, charges or levies that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

Section 5.12. Consents. As of the Funding Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute and deliver and perform their obligations under the Credit Documents to which they are a party, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.13. Insurance. As of the Funding Date, the Parent and its Restricted Subsidiaries, or an Affiliate of the Parent, on behalf of the Parent and its Restricted Subsidiaries, maintain in effect the Required Insurance; provided that the Parent or any Restricted Subsidiary or an Affiliate of the Parent may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 5.14. Intellectual Property. The Parent and its Restricted Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Parent and its Restricted Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

Section 5.15. Ownership of Property.

(a) The Parent and its Restricted Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent and/or each Credit Party is the true, lawful and sole owner of each Collateral Rig stated to be owned by it, with respect to Funding Date Collateral Rigs, on Schedule 5.15B, and thereafter, in the relevant Collateral Rig Mortgage, and its ownership of each Collateral Rig is free and clear of all Liens except for Permitted Liens.

Section 5.16. Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien in the Credit Party’s right, title and interest in the Collateral described therein. Except with respect to Excluded Perfection Assets, (i) when financing statements or equivalent filings or notices have been made or the Collateral Rig Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Collateral Agent shall have fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens which are permitted to attach to such Collateral under the terms of this Agreement.

Section 5.17. Legal Names of Parent and Subsidiaries. Schedule 5.17 sets forth, as of the Funding Date, the legal name of the Parent, the Borrower and each Subsidiary of the Parent, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person. Schedule 5.17 also sets forth, as of the Funding Date, the direct owner and percentage ownership of each such Subsidiary on the Funding Date. As of the Funding Date, there are no Unrestricted Subsidiaries.

Section 5.18. Rigs.

(a) As of the Funding Date, the name, registered owner and official number, and jurisdiction of registration and flag of each Funding Date Collateral Rig are set forth on Schedule 5.15B. Each Rig owned by the Parent or a Restricted Subsidiary is operated in compliance with all applicable law, rules and regulations (applicable to such Rig and as required by the American Bureau of Shipping or other internationally recognized classification society reasonably acceptable to the Administrative Agent), except where failure to comply with such law, rules or regulations could not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party which owns or operates one or more Rigs is qualified to own and operate such Rig under the laws of such Credit Party’s jurisdiction of incorporation and the jurisdiction in which such Rig is flagged, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(c) Each Rig (except an Excluded Rig or a Rig that is cold stacked) maintains its classification as is applicable for rigs of comparable age and size with the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any conditions or recommendations affecting class, except for temporary lapses of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Parent or applicable Rig Owner is using commercially reasonable efforts to remedy such lapses.

Section 5.19. Form of Documentation. Each of the Collateral Rig Mortgages is or, when executed, will be in proper legal form under the laws of the applicable Acceptable Flag Jurisdiction for the enforcement thereof in all material respects under such laws and the laws of the jurisdiction of organization of the applicable Credit Party party thereto, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Rig Mortgage in the applicable Acceptable Flag Jurisdiction or the jurisdiction of the applicable Credit Party party thereto, it is not necessary that any Collateral Rig Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except as have been, or will be, made.

Section 5.20. Pari Passu or Priority Status. Neither the Parent nor any other Credit Party has taken any action which would cause the claims of unsecured creditors of the Parent or of any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent, the Collateral Agent and the Secured Parties against the Parent and such other Credit Party under this Agreement or the other Credit Documents.

Section 5.21. No Immunity. Neither the Parent nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

Section 5.22. Solvency. The Parent and its Restricted Subsidiaries, taken as a whole, are Solvent. The Parent and its Restricted Subsidiaries, taken as a whole, after giving effect to the execution and performance of the Paragon Separation Transaction, including the Incurrence of Indebtedness in connection therewith, will be Solvent.

Section 5.23. Compliance With Laws. The Parent and its Subsidiaries are in compliance with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Parent covenants and agrees that, from and after the Funding Date and for so long thereafter as any Loan or Term Loan Note is outstanding hereunder, or any other Term Loan Obligation (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination) is due and payable hereunder:

Section 6.1. Corporate Existence. The Parent will, and will cause each of its Restricted Subsidiaries to, preserve and maintain its incorporation status or organizational existence, except (i) for the dissolution of any Restricted Subsidiaries whose assets are transferred to the Parent or any of its Restricted Subsidiaries, (ii) where the failure to preserve, renew or keep in full force and effect the incorporation status or existence of any Restricted Subsidiary could not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise expressly permitted in this Agreement.

Section 6.2. Maintenance of Properties, including Rigs; Rig Contracts.

(a) The Parent will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear or damage done by casualty or condemnation excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Parent or any Restricted Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Parent desirable in the conduct of its business.

(b) The Parent will, and will cause each Rig Owner to, at all times, and without cost or expense to the Administrative Agent, maintain and preserve, or cause to be maintained and preserved, each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Parent will, and will cause each Rig Owner to, with respect to each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked), at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Rig is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith, unless the failure to so comply or have on board such documentation could not reasonably be expected to have a Material Adverse Effect. The Parent will, and will cause each Rig Owner to, keep each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked) in such condition as will entitle such Rig to maintain its classification, as is applicable for rigs of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, except for any temporary lapse of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Parent or the applicable Rig Owner is using commercially reasonable efforts to remedy such lapse. The Parent will, and will cause each Rig Owner to, with respect to each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked), comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Rig Owner, the Parent, the Parent’s Subsidiaries or such Rig with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Rig is from time to time engaged and the cargo carried by it.

(c) The Parent will, and will cause each Rig Owner that owns a Material Rig to, supply the Administrative Agent promptly following its receipt of a reasonable written request from the Administrative Agent with copies of all survey reports in their possession with respect to such Material Rig.

(d) The Parent will, and will cause each Collateral Rig Owner to, promptly notify the Administrative Agent of and furnish the Administrative Agent with full information, promptly upon becoming available, including copies of reports and surveys, regarding any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect).

(e) The Parent will, and will cause each applicable Rig Owner or Internal Charterer to, use commercially reasonable efforts to, perform any and all charter contracts or drilling contracts which are, or may be, entered into with respect to each Rig, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.3. Taxes. The Parent will, and will cause each of its Subsidiaries to, duly pay and discharge all Taxes upon or against it or its properties, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

Section 6.4. [Intentionally Omitted].

Section 6.5. Insurance.

(a) The Parent will, and will cause each of its Restricted Subsidiaries to, or will cause an Affiliate of the Parent to, on behalf of the Parent and its Restricted Subsidiaries, (i) maintain with financially sound and reputable insurance companies (provided that this Section 6.5 shall not be deemed to be breached if an insurance company with which the Parent, any Restricted Subsidiary or the applicable Affiliate of the Parent maintains insurance becomes financially troubled and the Parent, such Restricted Subsidiary or such Affiliate of the Parent reasonably promptly obtains coverage from a different, financially sound insurer) insurance on the Rigs (other than the Excluded Rigs) and other material insurable properties of the Parent and its Restricted Subsidiaries in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and as provided in this Section 6.5 (the “Required Insurance”) and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried on the Rigs (other than the Excluded Rigs); provided that the Parent or any Restricted Subsidiary or an Affiliate of the Parent may self-insure to the extent and in the manner normal for companies of like size, type and financial condition; provided, further that the Collateral Agent may, in its sole discretion, consent (such consent not to be unreasonably withheld, delayed or conditioned) to the maintenance of alternate insurance coverage should the Parent provide adequate substantiation that such alternate insurance coverage is cost effective from the Parent and its Restricted Subsidiaries’ perspective.

(b) The Parent will, and will cause each of the Rig Owners to, or will cause an Affiliate of the Parent to, on behalf of the Parent and the Rig Owners, at all times keep the Collateral Rigs insured in favor of the Collateral Agent as provided in this Section 6.5; and from and after the date that is sixty (60) Business Days after consummation of the Paragon Separation Transactions (or such longer period as the Collateral Agent may reasonably agree) (x) all policies or certificates with respect to such insurance (and any other insurance maintained by the Parent and/or such Rig Owners): (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as loss payee and/or additional insured, as its interests may appear) and (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties and (y) the Parent and/or the applicable Rig Owner will use commercially reasonable efforts to provide that such insurance policies state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Collateral Agent. On the Funding Date and from time to time thereafter to the extent reasonably requested by the Collateral Agent, but no more frequently than once each calendar year, the Parent shall deliver certificates evidencing such insurance policies for deposit with the Collateral Agent; provided that the Parent shall not be required to deliver certificates including the endorsements and waivers of subrogation described in this Section 6.5(b) until the date that is sixty (60) Business Days after consummation of the Paragon Separation Transactions (or such longer period as the Collateral Agent may reasonably agree). The Administrative Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies or endorsements.

(c) The Parent will, and will cause each of the Rig Owners to, or will cause an Affiliate of the Parent to, on behalf of the Parent and the applicable Rig Owners, cause the Rigs to be insured with insurers or protection and indemnity clubs or associations of the type described in Section 6.5(a)(i), against the risks indicated below:

(i) marine war risk insurance, including coverage afforded by the London Blocking and Trapping Addendum (or equivalent) and Missing Rig Clause (or equivalent), and marine hull and machinery insurance in an amount equal to not less than 120% of the aggregate outstanding principal amount of the Term Loans at such time, except as otherwise reasonably agreed in writing by the Collateral Agent. The insured values for hull and machinery required under this clause (c)(i) for the Collateral Rigs shall at all times be in an amount equal to 60% of the Fair Market Value of each Collateral Rig, and the remaining hull and machinery insurance required by this clause (c)(i) may be procured as increased value and/or disbursements insurance;

(ii) marine protection and indemnity insurance or equivalent (including coverage against liability for war risk perils, passengers, fines and penalties arising out of the operation of the Rigs, including crew, pollution, spillage or leakage, and workers’ compensation or U.S. Longshore and Harbor Worker’s Act insurance as shall be required by applicable law) in such amounts reasonably approved by the Collateral Agent; provided, however, that insurance against liability under applicable law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(A) such sources of pollution, spillage or leakage coverage as are commercially available as shall be carried by prudent rig owners with similar rigs engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent rig owners for similar rigs engaged in similar trades; and

(iii) the Collateral Agent’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) coverage on terms satisfactory to the Administrative Agent; provided that such coverage should only apply to Collateral Rigs operating in the Gulf of Mexico; all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Rig Owner shall on demand pay or cause to be paid all costs of such cover; premium costs shall be reimbursed by the Rig Owner to the Collateral Agent;

(iv) while a Rig is idle or laid up, at the option of the Parent or the applicable Rig Owner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the relevant Rig against the usual risks encountered by like rigs under similar circumstances; and

(v) for the marine, war-risks and protection and indemnity/liability insurances required herein, the Parent or the applicable Rig Owner shall have the discretion to utilize deductibles or self-insured retentions that are customary for similar rigs engaged in similar activities.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent. From and after the date that is sixty (60) Business Days after consummation of the Paragon Separation Transactions (or such longer period as the Collateral Agent may reasonably agree), the policy of marine and war risk hull and machinery insurance with respect to the Collateral Rigs shall provide that the Collateral Agent shall be named in its capacity as Collateral Agent and as a loss payee. Any entry in a marine and war risk protection and indemnity club with respect to the Collateral Rigs shall note the interest of the Collateral Agent. The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, if any, assessments or any other obligations or for the representations and warranties made therein by any Rig Owner, the Parent, any of the Parent’s Subsidiaries or any other Person.

(d) The Parent will, or will cause each of the Rig Owners to, or will cause an Affiliate of the Parent to, on behalf of the Parent and the applicable Rig Owners, furnish to the Administrative Agent a comprehensive summary prepared and signed by its energy insurance brokers with respect to the protection and indemnity insurance, the hull and machinery and war risk insurance carried and maintained on the Rigs, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Section 6.5. The Parent will, or will cause each of the Rig Owners to, or will cause an Affiliate of the Parent to, on behalf of the Parent and the applicable Rig Owners, cause such insurance broker and/or the protection and indemnity club or association providing protection and indemnity insurance referred to in Section 6.5(c)(ii), to agree to provide the Administrative Agent with such information as to such insurances as the Administrative Agent may reasonably request with respect to expiration, termination or cancellation of any policy or any default in the payment of any premium.

(e) Unless the Administrative Agent has given notice to the underwriters of the occurrence and continuance of an Event of Default, all insurance claim proceeds of whatsoever nature with respect to the Collateral Rigs payable under any insurance shall be payable to the Parent, the applicable Rig Owner or others as their interests may appear; thereafter, payments of insurance claim proceeds with respect to the Collateral Rigs shall be made to the Collateral Agent for distribution in accordance with the Collateral Agency Agreement, unless the Collateral Agent, acting in accordance with the Collateral Agency Agreement, has given written consent to the underwriter to make payments to other parties.

(f) In the event that any claim or Lien is asserted against a Collateral Rig for loss, damage or expense that is covered by insurance required hereunder and it is necessary for the applicable Rig Owner to obtain a bond or supply other security to prevent arrest of such Collateral Rig or to release such Collateral Rig from arrest on account of such claim or Lien, the Collateral Agent, on request of the applicable Rig Owner, may, in the sole discretion of the Collateral Agent, assign to any person, firm or corporation executing a surety or guaranty bond or other agreement to save or release the Collateral Rig from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(g) The Parent will not, and will not permit any Rig Owner to, execute or permit or willingly allow to be done any act by which any insurance required under this Section 6.5 may be suspended, impaired or cancelled, and will not permit or allow any Rig to undertake any voyage or operational risk which may not be permitted by the policies in force, without having previously notified the Administrative Agent in writing and insured the relevant Rig by additional coverage to extend to such voyages, risks, passengers or cargoes.

(h) If an Event of Default has occurred and is continuing, subject to the rights of any charterer, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise to any claim with respect to any Collateral Rig with respect to which any underwriter proposes to pay less on any claim than the amount thereof.

(i) If the Parent or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 6.5 with respect to the Collateral Rigs, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Parent agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(j) Notwithstanding anything in this Section 6.5 to the contrary, if the requisite Revolving Lenders or requisite lenders under any refinancing of the Revolving Credit Agreement consent to any amendments or waivers of the provisions of Section 6.5 of the Revolving Credit Agreement or the corresponding comparable provision(s) of such other revolving credit agreement, as applicable, such amendments or waivers shall be incorporated herein and shall be deemed to amendment or waiver the corresponding provisions of this Section 6.5 and compliance by the Parent and its Restricted Subsidiaries of such provisions of the Revolving Credit Agreement or other revolving credit agreement, as applicable, shall be deemed compliance with this Section 6.5.

Section 6.6. Financial Reports and Other Information.

(a) Periodic Financial Statements; Other Documents; Notices.

(i) Whether or not required by the rules and regulations of the SEC, so long as the Term Loan Obligations are outstanding, the Parent shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) (or, to the extent permitted by the SEC, file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations that are then applicable to the Parent (or, if the Parent is not subject to such reporting requirements of the Exchange Act, then within those time periods for filing as are applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations), taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act or successor provisions:

(A) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q (or any successor or comparable form) and 10-K (or any successor or comparable form) if the Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants; and

(B) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Parent were required to file such reports.

(ii) The Parent will be deemed to have delivered such reports to the Administrative Agent and the Lenders if it has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available.

(iii) All reports delivered pursuant to Section 6.6(a)(i) shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

(iv) If, at any time, the Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent will deliver such information to the Administrative Agent and post the reports referred to in Section 6.6(a)(i) on its website (to which access will be given to the Lenders, as applicable) within the time periods that would apply if the Parent were required to file those reports with the SEC.

(v) If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent, then the quarterly and annual financial information required by this Section 6.6 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

(b) Compliance Certificates. Within one hundred and twenty (120) days after the end of each fiscal year of the Parent, the Parent shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) a Compliance Certificate signed by certificate of an Officer who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent, in his or her capacity as such, certifying that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent to remedy the same. Such certificate shall also set forth the Leverage Ratio for the Parent and its Restricted Subsidiaries on a consolidated basis as of the last day of such fiscal year most recently ended and the amount of Excess Cash Flow, if any, for such fiscal year.

(c) Appraisal Reports. Annually, but no later than one hundred and twenty (120) days after the end of each fiscal year of the Parent (beginning with the fiscal year ending December 31, 2014), the Parent shall deliver a desktop appraisal report as of recent date in form and substance, and from an Approved Appraiser, stating the then current Fair Market Value (and each current Fair Market Value used in such determination) of each of the Collateral Rigs on an individual charter-free basis, provided, however, that if the Fair Market Value of a Collateral Rig in such desktop appraisal report is expressed as a numerical range of a high and low score, the

Fair Market Value for such Collateral Rig shall be deemed to be the mathematical average of such scores. All such appraisals shall be arranged by, and made at the expense of, the Parent or its Subsidiaries.

(d) [Intentionally Omitted].

(e) Notices of Default, Litigation, Etc. The Parent will promptly, and in any event within five (5) Business Days, after an Officer of the Parent has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Restricted Subsidiary from the holder(s) of Indebtedness of the Parent or any Restricted Subsidiary in an amount which, in the aggregate, exceeds $50,000,000 (or, if denominated in a currency other than Dollars, the Dollar Equivalent of $50,000,000), where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(f) Notices of Event of Loss, Certain Events related to Collateral Rigs. The Parent will promptly, and in any event within ten (10) Business Days, after an Officer of the Parent has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) any Event of Loss or Events of Loss suffered by a Material Rig, (ii) the filing of a libel or complaint against a Material Rig or the attachment, levy or the taking into custody by virtue of any legal proceeding in any court of competent jurisdiction of a Material Rig and (iii) any failure by a Rig Owner to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction.

Section 6.7. Lender Inspection Rights. Upon reasonable notice from the Administrative Agent, in its capacity as Collateral Agent, and no more often than once in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing), the Parent will permit the Collateral Agent (and such Persons as the Collateral Agent may reasonably designate) during normal business hours at such entity’s sole expense (unless an Event of Default shall have occurred and is continuing, in which event at the Parent’s expense), to visit and inspect any of the properties of the Parent or any of its Restricted Subsidiaries, subject to any confidentiality restrictions with third parties or attorney-client privilege, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent authorizes such accountants to discuss with the Collateral Agent the affairs, finances and accounts of the Parent and its Restricted Subsidiaries; provided that any inspection of any Rig, its cargo and its papers shall be subject to the requirements of any operators of such Rig and any applicable Governmental Authority. The chief financial officer (or other financial officer) of the Parent and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Collateral Agent and such accountants.

Section 6.8. Conduct of Business. The Parent and its Restricted Subsidiaries will at all times remain primarily engaged in any of (i) the contract drilling business, (ii) the provision of services to the energy industry, (iii) other existing businesses described in the Paragon Registration Statement or (iv) any related or ancillary businesses.

Section 6.9. Use of Proceeds. The Borrower will use the proceeds of the Loans only for purposes and in the manner set forth in Section 5.5.

Section 6.10. Compliance with Laws.

(a) The Parent will, and will cause its Restricted Subsidiaries to, conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including Environmental Laws and ERISA); provided, however, that this Section 6.10 shall not require the Parent or any Restricted Subsidiary to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations.

Section 6.11. [Intentionally Omitted].

Section 6.12. Further Assurances; Additional Collateral and Additional Guarantors.

(a) Further Assurances. Other than with respect to any Excluded Perfection Assets, the Parent will, and will cause the Credit Parties to, make, execute and deliver all such additional and further acts, deeds, instruments and documents as the Collateral Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has or is intended to have a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Credit Documents.

(b) Additional Collateral Rigs. If the Collateral Coverage Ratio as of the date that any annual appraisal report is required to be delivered pursuant to Section 6.6(c) (the “Annual Appraisal Delivery Date”) is less than 1.50 to 1.00, then the Parent shall within sixty (60) days (or such longer period of time as the Collateral Agent may reasonably agree) of the Annual Appraisal Delivery Date, execute and deliver, or cause one or more of its Wholly-Owned Subsidiaries to execute and deliver, and cause to be recorded (or make arrangements satisfactory to the Collateral Agent for the recording thereof) in the appropriate vessel registry, amendments or supplements to existing Collateral Rig Mortgages or such other Collateral Rig Mortgages as the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral

Agent, for the ratable benefit of the Secured Parties, a Lien over any Rigs owned by the Parent or any of Wholly-Owned Subsidiaries, as applicable, not already subject to a Collateral Rig Mortgage, to the extent necessary to ensure that, immediately after giving effect to the addition of the additional Collateral Rigs, either (x) the Collateral Coverage Ratio is equal to at least 1.50 to 1.00 or (y) all Rigs of the Parent and its Wholly-Owned Subsidiaries (other than Excluded Rigs and Tax Excluded Rigs) are subject to Collateral Rig Mortgages (whichever is less). In connection with the execution and delivery of such Collateral Rig Mortgages over such additional Collateral Rigs, the Parent shall, or shall cause the applicable Collateral Rig Owner, within sixty (60) days of (or such longer period of time as the Collateral Agent may reasonably agree) of the Annual Appraisal Delivery Date, to deliver (i) such other instruments, certificates and documents described in Section 4.1(a)(ix)(A) and (B) with respect to such additional Collateral Rig(s), (ii) opinions of local counsel for the jurisdiction in which the applicable additional Collateral Rig is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) and such other filings or actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect the security interest created by such Collateral Rig Mortgages.

(c) Additional Guarantors; Additional Personal Property Collateral. Within 60 days (or such longer period of time as the Collateral Agent may reasonably agree) of the date that any Wholly-Owned Subsidiary (other than the Borrower) becomes (i) a Collateral Rig Owner, (ii) an Internal Charterer or (iii) a Pledgor, the Parent shall cause such Wholly-Owned Subsidiary to become a Guarantor hereunder and duly authorize, execute and deliver to the Collateral Agent joinders to the Guaranty and Collateral Agreement to the extent such Wholly-Owned Subsidiary is not already a party thereto. In connection with any such joinder, the Parent shall also deliver, or cause to be delivered, to the Administrative Agent customary certificates and legal opinions relating to such joinder, as may be reasonably requested by the Administrative Agent.

(d) Exclusions. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event (either on the Funding Date or thereafter) shall (i) any Lien be granted with respect to any asset of any Restricted Subsidiary or (ii) any Restricted Subsidiary be required to become a Guarantor or Pledgor (or otherwise comply with clauses (b) or (c) above) if, and to the extent, the granting of such a Lien or pledge to secure, or provision of a Guaranty of, any Secured Obligation is prohibited by applicable law or could reasonably be expected, in the discretion of the Parent, to result in material adverse tax consequences to the Parent, such Subsidiary or any other Subsidiary of the Parent. In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, the Parent and its Restricted Subsidiaries will not be required to perform any Excluded Perfection Actions.

Section 6.13. Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.

(a) Flag and Registry. The Parent shall, and shall cause the Rig Owners, to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction with respect to the Material Rigs, except for (i) any such transfers or changes otherwise permitted by this Agreement, including modifications which satisfy the conditions set forth in the definition of “Flag Jurisdiction Transfer”, (ii) any such transfers or changes consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and (iii) any such transfers or changes pursuant to a Redomestication.

(b) Corporate Changes. Within 30 days (or such longer period reasonably agreed to by the Collateral Agent) of any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of the Parent, the Borrower or any Guarantor, the Parent shall deliver, or cause to be delivered, to the Collateral Agent written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect to the extent required by the Collateral Documents.

ARTICLE VII

NEGATIVE COVENANTS

The Parent covenants and agrees that, from and after the Funding Date and for so long thereafter as any Loan or Term Loan Note, or any other Term Loan Obligation (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination) is due and payable hereunder:

Section 7.1. Restrictions on Fundamental Changes. The Parent will not, and will not permit any of its Restricted Subsidiaries to wind up, liquidate or dissolve its affairs, merge or consolidate with any other Person, or Dispose of all or substantially all of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any other Person, except that:

(a) any Restricted Subsidiary of the Parent may merge with and into, consolidate with or be dissolved or liquidated into, the Parent, the Borrower, any Subsidiary Guarantor or any other Restricted Subsidiary, so long as (w) in the case of any such merger, consolidation, dissolution or liquidation involving the Parent, except in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Parent is the surviving Person of any such merger, consolidation, dissolution or liquidation, (x) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving Person of any such merger, consolidation, dissolution or liquidation, (y) except as provided in preceding clauses (w) and (x), in the cases of any such merger, consolidation, dissolution or liquidation involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving corporation of any such merger, consolidation, dissolution or liquidation, and (z) in all cases in connection with a merger, consolidation, dissolution or liquidation involving a Credit Party, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;

(b) the Parent may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Person, so long as (t) either (1) the Parent is the surviving Person of any such merger or consolidation or (2) the resulting or surviving Person (if other than the Parent) of any such merger or consolidation or the Person to which such Disposition has been made (including, in each case, in connection with a Redomestication) (the “Successor Parent”) is an entity organized or existing under the laws of a Permitted Jurisdiction, (u) no Default or Event of Default shall have occurred and is continuing, (v) the Successor

Parent (if other than the Parent, the Borrower or a Subsidiary Guarantor) expressly assumes all the Obligations of the Parent in respect of its Guaranty of the Term Loan Obligations pursuant to a novation or other agreements in form reasonably satisfactory to the Administrative Agent, (w) in all cases in connection with any such merger, consolidation or Disposition of assets, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto, (x) the Successor Parent would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (A) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.3(a) or (B) have had a Fixed Charge Coverage Ratio greater than or equal to the actual Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries (on a consolidated basis) for such four-quarter period, (y) in the case of subclause (t)(2) of this clause (b) (other than in the case where the Successor Parent is organized or existing under the laws of Delaware or another State of the United States), in the event that the Successor Parent is organized in a jurisdiction that is different from the jurisdiction in which the Parent or the relevant Restricted Subsidiary was organized immediately before giving effect to the transaction, such Successor Parent has delivered to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent stating (1) that the obligations of such Successor Parent under this Agreement are enforceable under the laws of such Permitted Jurisdiction of its formation subject to customary exceptions and (2) the Lenders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be subject to U.S. federal income tax on the same amount and at the same times as would have been the case if such transaction had not occurred and (z) such Successor Parent has agreed in writing to submit to New York jurisdiction and appoints an agent for the service of process in New York, each on terms reasonably satisfactory to the Administrative Agent;

(c) the Borrower may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Person, so long as (u) either (1) the Borrower is the surviving Person of any such merger or consolidation or (2) the resulting or surviving Person (if other than the Borrower) of any such merger or consolidation or the Person to which such Disposition has been made (including, in each case, in connection with a Redomestication) (the “Successor Borrower”) is an entity organized or existing under the laws of a Permitted Jurisdiction, (v) no Default or Event of Default shall have occurred and is continuing, (w) the Successor Borrower (if other than the Borrower) expressly assumes all the obligations of the Borrower under the Credit Documents pursuant to a novation or other agreements in form reasonably satisfactory to the Administrative Agent, (x) in all cases in connection with any such merger, consolidation or Disposition of assets, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto, (y) each Credit Party (unless such Credit Party is the other party to the transactions described above) shall have confirmed to the Administrative Agent in writing, whether by a supplement to this Agreement or to the Guaranty and Collateral Agreement, that its Obligations under the Credit Documents to which it is a party shall apply to such Successor Borrower’s obligations under the Credit Documents, and (z) in the case of subclause (u)(2) of this clause (c) (other than in the case where any Successor Parent or the Successor Borrower is organized or existing under the laws of Delaware or another State of the United States), in the event that the Successor Borrower is organized in a jurisdiction that is different from the jurisdiction in which the Borrower was organized immediately before giving effect to the transaction, such Successor Borrower has delivered to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent stating (1) that the obligations of such Successor Borrower under this Agreement are enforceable under the laws of such Permitted Jurisdiction of its formation subject to customary exceptions and (2) the Lenders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be subject to U.S. federal income tax on the same amount and at the same times as would have been the case if such transaction had not occurred;

(d) any Restricted Subsidiary may merge or consolidate with any other Person, so long as in the case of any merger or consolidation involving a Subsidiary Guarantor, (v) either (1) the Subsidiary Guarantor is the surviving Person of any such merger or consolidation or (2) the resulting or surviving Person (if other than such Subsidiary Guarantor) of any such merger or consolidation or the Person to which such Disposition has been made (including, in each case, in connection with a Redomestication) (the “Successor Guarantor”) is an entity organized or existing under the laws of a Permitted Jurisdiction, (w) no Default or Event of Default shall have occurred and is continuing, (x) the Successor Guarantor (if other than the Parent, the Borrower or another Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Credit Documents pursuant to a novation or other agreements in form reasonably satisfactory to the Administrative Agent, (y) in all cases in connection with a merger or consolidation involving a Subsidiary Guarantor, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto and (z) in the case of subclause (v)(2) above (other than in the case where the Successor Guarantor is organized or existing under the laws of Delaware or another State of the United States), in the event that the Successor Guarantor is organized in a jurisdiction that is different from the jurisdiction in which the relevant Subsidiary Guarantor was organized immediately before giving effect to the transaction, such Successor Guarantor has delivered to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent stating (1) that the obligations of such Successor Guarantor under the Credit Documents are enforceable under the laws of such Permitted Jurisdiction of its formation subject to customary exceptions and (2) the Lenders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be subject to U.S. federal income tax on the same amount and at the same times as would have been the case if such transaction had not occurred;

(e) any Restricted Subsidiary that either is not a Credit Party or is not a Material Guarantor may wind up, liquidate or dissolve its affairs, so long as (x) the Parent determines that such action is not adverse to the interests of the Lenders and (y) the Liens granted to the Collateral Agent for the benefit of the Secured Parties to the extent required by the Collateral and Guaranty Requirements shall remain in full force and effect;

(f) any Redomestication shall be permitted; and

(g) Dispositions permitted by Section 7.5 and Section 7.6 (including Dispositions that are excluded from the definition of “Asset Sale” shall be permitted.

Section 7.2. Liens. The Parent will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Funding Date or thereafter acquired, which Lien is securing any Indebtedness.

Section 7.3. Indebtedness.

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt); provided, however, that the Parent and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries (on a consolidated basis) for the Parent’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

(b) Section 7.3(a) shall not prohibit the Incurrence of any of the following items (collectively, “Permitted Debt”):

(i) the Incurrence by the Parent, the Borrower and any of the Subsidiary Guarantors of Indebtedness (and Guaranties in respect of) under the Senior Credit Facilities and under one or more other Debt Facilities (each, an “Incremental Facility”) in an aggregate principal amount at any one time outstanding under this Section 7.3(b)(i) not to exceed the greater of (i) $1,650,000.000 and (ii) the sum of $500,000,000 and 25% of the Parent’s Consolidated Tangible Assets; provided that each term loan Incremental Facility (each an “Incremental Term Facility”) shall be a Permitted Incremental Facility;

(ii) the Incurrence by the Parent and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the Incurrence of Indebtedness represented by the Senior Notes and any Guaranties of such Indebtedness by the Borrower or a Subsidiary Guarantor;

(iv) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Parent or any of its Restricted Subsidiaries, in each case whether through the direct purchase of such assets or through the purchase of Equity Interests of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (iv), not to exceed the greater of (i) $300,000,000 and (ii) 10% of the Parent’s Consolidated Tangible Assets at any time outstanding;

(v) the Incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted to be Incurred under Section 7.3(a) or Section 7.3(b)(ii), (iii), this clause (v) or (x);

(vi) the Incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Borrower is the obligor on such Indebtedness and the payee is not a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Term Loan Obligations then due;

(B) if a Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Term Loan Obligations then due; and

(C) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary of the Parent or (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary of the Parent will be deemed, in each case, to constitute an Incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 7.3(b)(vi);

(vii) the issuance by any of the Parent’s Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Parent or a Restricted Subsidiary of the Parent; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Parent or a Restricted Subsidiary of the Parent,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 7.3(b)(vii);

(viii) the Incurrence by the Parent or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(ix) any Guaranty of Indebtedness of the Parent or a Restricted Subsidiary to the extent that the Guarantied Indebtedness was permitted to be incurred by another provision of this Section 7.3, provided that if the Indebtedness being Guarantied is subordinated or pari passu with the Term Loan Obligations, any such Guaranty must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guarantied;

(x) Permitted Acquisition Indebtedness;

(xi) Indebtedness in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds in the ordinary course of business, including Guaranties (not for borrowed money) or obligations with respect to letters of credit supporting such workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds;

(xii) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xiii) Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of the financing of insurance premiums;

(xiv) Indebtedness of the Parent or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements, Incurred in the ordinary course of business; and

(xv) the Incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (xv), not to exceed the greater of (A) $150,000,000 and (B) 5.0% of the Parent’s Consolidated Tangible Assets determined as of the date of such Incurrence.

(c) For purposes of determining compliance with this Section 7.3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in Sections 7.3(b)(i) through (xv) above, or is entitled to be Incurred pursuant to Section 7.3(a), the Parent will be permitted to divide and classify such item of Indebtedness, Disqualified Stock or Preferred Stock, as applicable, on the date of its Incurrence, or later re-divide and reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock, as applicable, in any manner that complies with this Section 7.3. Indebtedness under Debt Facilities (including the Senior Credit Facilities, but excluding the Senior Notes and any Guaranties of Indebtedness under the Senior Notes) outstanding on the Funding Date will be deemed to have been Incurred on such date in reliance of Section 7.3(b)(i) and not Section 7.3(a) or Section 7.3(b)(ii), and may not later be reclassified. The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 7.3; provided, in each such case, that the amount thereof is included in Fixed Charges of the Parent as accrued. Further, the reclassification of any lease or other liability of the Parent or any of its Restricted Subsidiaries as

Indebtedness due to a change of accounting principles after the Funding Date will not be deemed an Incurrence of Indebtedness for purposes of this covenant. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, Guaranties or Liens supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have Incurred such Indebtedness.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 7.3, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may Incur pursuant to this Section 7.3 shall not be deemed to be exceeded solely as a result of fluctuations in Exchange Rates or currency values. The principal amount of any Permitted Refinancing Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency Exchange Rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 7.4. Transactions with Affiliates.

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guaranty with, or for the benefit of, any Affiliate of the Parent (each, an “Affiliate Transaction”) involving aggregate payments or consideration to or from the Parent or a Restricted Subsidiary in excess of $25,000,000, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Parent’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Parent or the relevant Restricted Subsidiary from a financial point of view; and

(ii) the Parent delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Parent or a

Restricted Subsidiary in excess of $35,000,000 but no greater than $50,000,000, a certificate of an Officer who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, a resolution of the Board of Directors of the Parent set forth in a certificate of an Officer who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 7.4(a):

(i) any employment agreement, severance agreement, consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) transactions between or among the Parent and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of customary compensation (including bonuses) to, and the provision of customary indemnity and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or stock ownership or other benefit plan) on behalf of, officers, directors, employees or consultants of the Parent or any of its Restricted Subsidiaries;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Parent to, or receipt of capital contributions from, Affiliates of the Parent;

(vi) Restricted Payments that are permitted under Section 7.5;

(vii) transactions between the Parent or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Parent or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Parent or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(viii) any transaction in which the Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 7.4(a)(i);

(ix) transaction with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement; provided that in the reasonable determination of the Board of Directors or the senior management of the Parent, such transactions are on terms not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Parent;

(x) any transaction where the only consideration paid by the Parent or the relevant Restricted Subsidiary is Qualifying Equity Interests of the Parent; and

(xi) transactions pursuant to agreements or arrangements in effect on the Funding Date or pursuant to the Paragon Separation Transaction Agreements, or, in each case, any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Parent and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Funding Date or, in the case of the Paragon Separation Transaction Agreements, as described in the Paragon Registration Agreement.

Section 7.5. Limitation on Restricted Payments.

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by the Parent or any of its Restricted Subsidiaries in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries), except in connection with any Redomestication that satisfies the Redomestication Exclusion Condition (other than (a) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent, (b) dividends or distributions by a Restricted Subsidiary of the Parent, so long as, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Parent or the Restricted Subsidiary holding such Equity Interests receives at least its pro rata share of such dividend or distribution) and (c) payments made in respect of any stock appreciation rights or similar benefits plans);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Parent, the Borrower or any Guarantor (excluding (a) any intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries, (b) the purchase, redemption, defeasance, repurchase or other acquisition of Subordinated Indebtedness of the Parent, the Borrower or any Guarantor purchased, redeemed, defeased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of purchase, repurchase, redemption, defeasance or acquisition, and (c) any payment of principal at the Stated Maturity thereof); or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (b) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.3(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since the Funding Date (excluding Restricted Payments made pursuant to Section 7.5(b)(ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiii) and (xiv), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the first day of the Fiscal Quarter during which the Funding Date occurs to the end of the Parent’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of (i) marketable securities (other than marketable securities of the Parent or a Subsidiary of the Parent), (ii) Equity Interests of a Person (other than the Parent or any existing Subsidiary of the Parent) engaged primarily in a Permitted Business and (iii) other assets used or useful in a Permitted Business, in each case, received by the Parent or a Restricted Subsidiary since the Funding Date (A) as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or (B) from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or convertible or exchangeable debt securities of the Parent, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Parent

(in the case of clauses (A) or (B), other than net cash proceeds received from an issuance or sale of Qualifying Equity Interests, convertible or exchangeable Disqualified Stock or debt securities to a Restricted Subsidiary of the Parent or to an employee stock ownership plan or similar trust to the extent such issuance or sale to such employee stock ownership plan or similar trust is financed by loans from or Guarantied by the Parent or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination)) or (C) upon the exercise of any options, warrants or rights to purchase Qualifying Equity Interests; plus

(3) the amount by which Indebtedness of the Parent or its Restricted Subsidiaries is reduced on the Parent’s consolidated balance sheet upon the conversion or exchange (other than Indebtedness held by a Subsidiary of the Parent) subsequent to the Funding Date of any Indebtedness of the Parent or its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Parent (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Parent upon such conversion or exchange); plus

(4) the amounts received by the Parent or its Restricted Subsidiaries, with respect to any Restricted Investments made by the Parent or any of its Restricted Subsidiaries in any Person after the Funding Date resulting from:

(I)	repurchases or redemptions of, or returns of capital on, such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Parent or any Restricted Subsidiary (other than for reimbursement of tax payments);

(II)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Parent or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Unrestricted Subsidiary; or

(III)

such Person (other than an Unrestricted Subsidiary) becoming a Restricted Subsidiary or being merged or consolidated with the Parent or a Restricted Subsidiary, an amount equal to the amount included as a Restricted Investment and on account of the Parent’s or any Restricted Subsidiary’s Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation, which amount in the case of Section 7.5(a)(iv)(C)(4)(I) is an the amount equal to the lesser of (A) the initial amount of such Restricted Investment and (B) the cash amount (less any expenses incurred in connection with such transaction) and the Fair Market Value of assets used or useful in a Permitted Business received by the Parent or any Restricted Subsidiary (other than for reimbursement of tax payments), provided, however, that no amount will be included under Section 7.5(a)(iv)(C)(4)(I) to the extent it is already included in Consolidated Net Income.

(b) Section 7.5(a) shall not prohibit:

(i) any Restricted Payment made or paid within 60 days after the date of declaration or giving of a redemption notice, as the case may be, thereof, if at such date of declaration or notice, such Restricted Payment would have complied with the provisions of this Agreement (and such payment shall be deemed to be paid on the date of declaration or notice for purposes of any calculation required by this covenant);

(ii) the making of any Restricted Payment in exchange for, or out of or with the Net Equity Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Qualifying Equity Interests of the Parent or from the substantially concurrent contribution of common equity capital to the Parent (with a sale or contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale or contribution); provided that the amount of any such Net Equity Proceeds that are utilized for any such Restricted Payment will not be considered to be Net Equity Proceeds of Qualifying Equity Interests for purposes of Section 7.5(a)(iv)(C)(2) and will not be considered to be Net Cash Proceeds for purposes of Section 2.10(a);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent, the Borrower or any Subsidiary Guarantor with the Net Cash Proceeds from a substantially concurrent Incurrence of, or exchange for, Permitted Refinancing Indebtedness (with an Incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such repurchase, redemption, defeasance, acquisition or retirement occurs not more than 120 days after such Incurrence);

(iv) any Restricted Payment to any existing or former directors, employees, management or consultants or advisors of the Parent or any Restricted Subsidiary of the Parent or their assigns, estates or heirs, in each case in connection with equity incentive plans, under stock option plans or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Parent; provided that the Equity Interests with respect to which such Restricted Payments are made were received for services related to, or for the benefit of, the Parent and its Restricted Subsidiaries; and provided, further, that Restricted Payments pursuant to this clause will not exceed $10,000,000 in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to successive calendar years and added to such amount subject to a maximum of $25,000,000 in any calendar year); plus, to the extent not previously applied or included, (A) the Net Equity

Proceeds received by the Parent or any of its Restricted Subsidiaries from sales of Equity Interests (other than Disqualified Stock) to directors, employees, management or consultants or advisors of the Parent or any Restricted Subsidiary of the Parent that occur after the Funding Date (to the extent such Net Equity Proceeds have not otherwise been applied to the payment of Restricted Payments pursuant to Section 7.5(a)(iv)(C)(2)) and (B) the net cash proceeds of key man life insurance policies received by the Parent or any of its Restricted Subsidiaries after the Funding Date; provided that the Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any existing or former directors, employees, management or consultants or advisors of the Parent or any Restricted Subsidiary of the Parent in connection with the repurchase of Equity Interests of the Parent or any Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(v) the purchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise or conversion price thereof;

(vi) the purchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests of the Parent or any Restricted Subsidiary of the Parent held by any current or former officers, directors, employees, management or consultants or advisors of the Parent or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(vii) the purchase, redemption, defeasance or other acquisition or retirement of any Subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 2.10(c) or (ii) at a purchase price not greater than 100.0% of the principal amount of such Indebtedness in the event of an Asset Sale in accordance with provisions similar Section 2.10(b); provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Parent (or a third party to the extent permitted by this Agreement) has made a prepayment or an offer pursuant to Sections 2.10(b) or (c), as applicable, with respect to the Loans as a result of such Change of Control or Asset Sale, as applicable, and in the cash of a Change of Control Offer, has completed the repayment of all Loans validly tendered for repayment and not withdrawn;

(viii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiaries or any class or series of Preferred Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary of the Parent issued on or after the Funding Date in accordance with the Fixed Charge Coverage Ratio test described in Section 7.3, to the extent such dividends are included in the definition of “Fixed Charges”;

(ix) payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares (or to allow for the purchase by the Parent or any of its Restricted Subsidiaries of fractional shares) upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities (provided that any such payment is not for the purpose of evading the limitations of this covenant);

(x) other Restricted Payments in an aggregate amount since the Funding Date not to exceed the greater of (A) $50,000,000 since the Funding Date and (B) 1.5% of the Parent’s Consolidated Tangible Assets determined as of the date of such Restricted Payment;

(xi) other Restricted Payments, so long as the Leverage Ratio of the Parent and its Restricted Subsidiaries on a consolidated basis is no greater than 2.50:1.00 determined on a pro forma basis for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date for which such Restricted Payment is being made;

(xii) the declaration and payment of dividends on the Parent’s common Equity Interests, not to exceed (A) within the first calendar year ending after the Funding Date, $93,000,000 in the aggregate (such amount or such greater amount to which such amount is increased pursuant to the following subclause (B), the “Maximum Annual Dividend Amount”) and (B) within any subsequent calendar year, (x) the Maximum Annual Dividend Amount for the immediately preceding calendar year plus (y) an amount equal to 10% of the Maximum Annual Dividend Amount for the immediately preceding calendar year;

(xiii) any Restricted Payments attributable to or arising in connection with, (i) the Transactions and (ii) any other transactions pursuant to agreements or arrangements in effect on the Funding Date or pursuant to the Paragon Separation Transaction Agreements on substantially the term described in the Paragon Registration Statement or any amendment, modification or supplement thereto, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Parent and its Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement on the Funding Date or, in the case of the Paragon Separation Transaction Agreements, as described in the Paragon Registration Statement;

(xiv) the repurchase or retirement of Equity Interests of the Parent in an aggregate amount not to exceed $20,000,000 since the Funding Date; and

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Sections 7.5(b)(viii), (x) and (xi), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 7.5(b) or as a Permitted Investment or pursuant to Section 7.5(a)(iv)(C), the Parent will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

(d) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 7.6. Limitation on Asset Sales. After the Funding Date, the Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Parent or such Restricted Subsidiary, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value (which may be measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the total consideration from such Asset Sale and all other Asset Sales on a cumulative basis since the Funding Date received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that for purposes of this Section 7.6(b) only and no other purpose, each of the following will be deemed to be cash (without duplication):

(i) (x) in the case of an Asset Sale of Residual Collateral or of Equity Interests that do not constitute Pledged Equity, any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent or any Restricted Subsidiary (other than Disqualified Stock, contingent liabilities and other liabilities that are by their terms subordinated in right of payment to the Term Loan Obligations) and (y) in the case of an Asset Sale of Primary Collateral, any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent or any Restricted Subsidiary that constitutes (1) Secured Indebtedness (other than Disqualified Stock, contingent liabilities and other liabilities that are by their terms subordinated in right of payment to the Term Loan Obligations) or (2) Indebtedness of a Non-Guarantor Subsidiary, in each case of (1) and (2), other than Indebtedness owed to the Parent or a Restricted Subsidiary and, in the case of each of (x) and (y), that are assumed by the transferee of any such assets pursuant to a novation or indemnity agreement that releases the Parent or such Restricted Subsidiary from or indemnifies the Parent or such Restricted Subsidiary against further liability;

(ii) (x) in the case of an Asset Sale of Equity Interests that do not constitute Pledged Equity, Indebtedness (other than Disqualified Stock, contingent liabilities and liabilities that are by their terms subordinated to the Term Loan Obligations) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale and (y) in the case of an Asset Sale of Pledged Equity, (1) Secured Indebtedness (other than Disqualified Stock, contingent liabilities and other liabilities that are by their terms subordinated in right of payment to the Term Loan Obligations) or (2) Indebtedness of a Non-Guarantor Subsidiary, in each case of (1) and (2), other than Indebtedness owed to the Parent or a Restricted Subsidiary, of any Subsidiary Guarantor that is no longer a Subsidiary Guarantor as a result of such Asset Sale; provided in the case of each of (x) and (y), that the Parent and each Restricted Subsidiary are released from any Guaranty of such Indebtedness in connection with such Asset Sale;

(iii) any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are, within 180 days after receipt thereof, converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(iv) any stock or assets of the kind referred to in clauses (a)(ii) and (a)(iii) of the definition of Reinvestment Notice; and

(v) (x) in the case of an Asset Sale of Primary Collateral, to the extent that the addition of such Designated Non-cash Consideration as Collateral in accordance with the Collateral and Guaranty Requirements is necessary to cause the Collateral Coverage Ratio to equal at least 1.50 to 1.00, any Designated Non-cash Consideration of a type that constitutes Primary Collateral and (y) in all other cases, any Designated Non-cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Asset Sale, having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.6(b)(v) that is at the time outstanding, not to exceed the greater of (1) $100,000,000 and (2) 3.0% of the Parent’s Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value);

provided that in the case of any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any casualty, actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of Sections 7.6(a) and 7.6(b).

Section 7.7. Restrictive and Negative Pledge Agreements.

(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent to:

(i) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Parent or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Parent or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make dividends or distributions on Capital Stock);

(ii) make loans or advances to the Parent or any of its Restricted Subsidiaries (it being understood that the subordination of the loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in Sections 7.7(a)(i) or (ii)).

(b) Section 7.7(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements (including agreements governing Existing Indebtedness and Debt Facilities (including the Senior Credit Facilities)) as in effect on the Funding Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Funding Date, as determined by the Parent in its reasonable and good faith judgment;

(ii) the Senior Notes Documents and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements. refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Notes Documents on the Funding Date, as determined by the Parent in its reasonable and good faith judgment;

(iii) agreements or other documents governing other Indebtedness permitted to be Incurred under Section 7.3 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that either (A) the provisions relating to such encumbrance or restriction contained in such agreements or other documents are not materially more restrictive, taken as a whole, as determined by the Parent in its reasonable and good faith judgment, than those in effect on the Funding Date or (B) any such encumbrance or restriction contained in such agreements or documents does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in a manner that, as determined by the Parent in good faith, would result in the Parent being unable to, to make principal and interest payments on the Term Loan Obligations as and when they come due;

(iv) applicable law, rule, regulation, approval, permit or order;

(v) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be Incurred; and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements governing such Indebtedness or Capital Stock, as determined by the Parent in its reasonable and good faith judgment;

(vi) any agreement or instrument relating to property or assets acquired after the Funding Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in in anticipation of such acquisition and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments, as determined by the Parent in its reasonable and good faith judgment;

(vii) customary non-assignment provisions in contracts, leases, licenses and other agreements entered into in the ordinary course of business;

(viii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose restrictions on the property purchased or leased of the nature described in Section 7.7(a)(iii); and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of agreements governing such purchase money obligations or Capital Lease Obligations; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in agreements governing such purchase money obligations or Capital Lease Obligations, as determined by the Parent in its reasonable and good faith judgment;

(ix) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(x) in the case of Section 7.7(a)(iii), Liens permitted to be Incurred under Section 7.2 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered (i) in the ordinary course of business or (ii) into with the approval of the Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; and

(xiii) encumbrances or restrictions with respect to property under a charter, lease or other agreement that has been entered into in the ordinary course for the employment, charter or other hire of such property.

Section 7.8. Unrestricted Subsidiaries. The Parent:

(a) may designate, by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and after immediately giving effect, to such designation, no Default has occurred and is continuing, and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value as of the date of such designation of the Parent’s direct and indirect ownership interest in such Subsidiary and such Investment would not be prohibited under Section 7.5 at the time of such designation; and

(b) may designate or redesignate, by written notification thereof to the Administrative Agent, any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation or redesignation, (i) no Default has occurred and is continuing, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary and (iii) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such designation or redesignation would, if Incurred or made at such time, have been permitted to be Incurred or made for all purposes hereof.

If, at any time, any Unrestricted Subsidiary fails to meet the requirements of the definition of “Unrestricted Subsidiary”, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof and any Indebtedness and Investments of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary at such time and the Parent shall not be deemed to be in default of this Section 7.8, but if the Indebtedness is not permitted to be Incurred under Section 7.3, the Investments are prohibited by Section 7.5, or the Lien is not permitted under Section 7.2, the Parent shall be in default of the applicable covenant.

Section 7.9. Sanctions Laws and Regulations. The Parent and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Parent or any of its Subsidiaries), shall not, use the proceeds of any Borrowing (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations (on the Funding Date, Cuba, Iran, North Korea, Sudan and Syria), (ii) in any other manner that would result in a material violation of any Sanctions Laws and Regulations by the Parent or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default if occurring on or after the Funding Date:

(a) default by any Credit Party in the payment of (i) any interest in respect of any Loan or any fees payable hereunder, within thirty (30) Business Days following the date when due or (ii) any principal amount of any Loan when due;

(b) failure by the Parent or any Restricted Subsidiary in the observance or performance of the covenant set forth in Section 7.1 or to prepay the Loans when required under Sections 2.10(b) and (c);

(c) default by the Parent or any Restricted Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied (i) except in the case of Section 6.6, within sixty (60) days after notice thereof to the Borrower by the Administrative Agent or (ii) in the case of Section 6.6, within 120 days after notice thereof to the Borrower by the Administrative Agent;

(d) any representation or warranty made or deemed made herein or in any other Credit Document by the Parent or any Restricted Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) (i) Indebtedness (other than the Term Loan Obligations and Rate Management and Currency Protection Obligations) in the aggregate principal amount of the Dollar Equivalent of $75,000,000 of the Parent and its Restricted Subsidiaries shall (A) not be paid at maturity (beyond any applicable grace periods), or (B) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its stated maturity other than any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment or (ii) any default in respect of Rate Management and Currency Protection Obligations resulting in the exercise by the counterparty thereunder of its right to terminate its position under the applicable Rate Management and Currency Protection Transaction and the amount payable by the Parent and its Restricted Subsidiaries in the aggregate (after giving effect to any netting agreements relating thereto) in respect of such termination is the Dollar Equivalent of $75,000,000;

(f) the Parent, the Borrower or Material Guarantor (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States

Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any Board of Directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f);

(g) a custodian, receiver, trustee, liquidator or similar official is appointed for the Parent, the Borrower or Material Guarantor or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(f)(v) is instituted against the Parent, the Borrower or Material Guarantor in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h) the Parent or any Restricted Subsidiary fails within sixty (60) days of any final judgments or orders that are rendered in a court of competent jurisdiction to vacate, pay, bond or otherwise discharge in accordance with the terms thereof any judgments or orders for the payment of money which is in excess of the Dollar Equivalent of $75,000,000 in the aggregate (to the extent not covered by insurance by a reputable and creditworth insurer as to which the insurer has no disclaimed coverage) and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i) (i) any Credit Document ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or Security Termination), (ii) any Credit Document shall be declared null and void, (iii) any Credit Party shall repudiate in writing its obligations under any Credit Document to which it is party, (iv) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is party, or (v) the Collateral Agent shall not have or shall cease to have, or any Credit Party shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any material portion of the Collateral (except for Excluded Perfection Assets) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control.

Section 8.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(f) or (g) with respect to the Parent, the Borrower or a Material Guarantor) has occurred and is continuing, the Administrative Agent shall, by notice to the Borrower, if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower. The

Administrative Agent, after giving notice to the Borrower pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3. Bankruptcy Defaults. When any Event of Default described in Section 8.1(f) or (g) has occurred and is continuing with respect to the Parent, the Borrower or a Material Guarantor, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower.

Section 8.4. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 8.5. Expenses. The Parent agrees to pay to the Administrative Agent and each Lender all reasonable out-of-pocket expenses Incurred or paid by the Administrative Agent or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.

Section 8.6. Distribution and Application of Proceeds. After the exercise of remedies provided for in Section 8.2 or the occurrence and during the continuance of an Event of Default described in Section 8.1(f) or (g), any payment to the Administrative Agent or any Lender hereunder, from the Collateral Agent under the Collateral Agency Agreement or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Parent, the Administrative Agent and all Lenders):

(a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent or the Lenders under this Agreement or any other Credit Document;

(b) Second, to the payment of any due and unpaid fees to the Administrative Agent or any Lender as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent and each Lender bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders collectively, until all such fees have been paid in full;

(c) Third, to the payment of accrued and unpaid interest on the Loans to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender bears to the aggregate amount of such interest accrued and unpaid to all Lenders collectively, until all such accrued and unpaid interest has been paid in full;

(d) Fourth, to the payment of the outstanding due and payable principal amount of each of the Loans pro rata in the proportion in which the outstanding principal amount of such Loans bears to the aggregate amount of all outstanding Loans;

(e) Fifth, to the payment of any other outstanding Term Loan Obligations then due and payable, pro rata in the proportion in which the outstanding Term Loan Obligations owing to each Lender and Administrative Agent bears to the aggregate amount of all such Term Loan Obligations until all such Term Loan Obligations have been paid in full; and

(f) Sixth, to the Borrower or as the Borrower may direct unless otherwise directed by a court of competent jurisdiction.

Section 8.7. Enforcement Rights. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or its authorized designee, including Collateral Agent as its mortgagee trustee) in accordance with Article VIII for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.6 or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.

ARTICLE IX

CHANGE IN CIRCUMSTANCES

Section 9.1. Change in Law.

(a) Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain Eurodollar Term Loans (or in connection with any Redomestication, any Term Loans), such Lender shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower, and such Lender’s obligations to fund Eurodollar Term Loans (or in connection with any Redomestication, any Term Loans) or make, continue or convert, as applicable, such Loans under this Agreement shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans.

(b) Upon the giving of the notice to the Borrower referred to in Section 9.1(a) in respect of any such Eurodollar Term Loan (except in the case of any such notice delivered in connection with a Redomestication), and provided the Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Eurodollar Term Loan of such Lender shall be automatically converted to a Base Rate Term Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Term Loan, which Base Rate Term Loan shall, for all other purposes, be considered part of such Borrowing.

(c) Upon the giving of the notice by any Lender (such Lender, a “Notifying Lender”) to the Borrower referred to in Section 9.1(a) in connection with a Redomestication, the

Borrower will either (i) notify the Administrative Agent and such Notifying Lender that (A) the Commitment of such Lender shall be terminated or (B) the rights and obligations of such Notifying Lender under this Agreement of such Notifying Lender have been assigned to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other Person become a party to this Agreement; provided that such Notifying Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans and/or unreimbursed Letters of Credit obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder or (ii) postpone the proposed Redomestication until such time that either one of the actions described in subclause (i) have been taken or such Notifying Lender shall have delivered a notice described in Section 9.1(d) below.

(d) Any Lender that has given any notice pursuant to Section 9.1(a) shall, upon determining that it would no longer be unlawful for it to make such Eurodollar Term Loans (or in connection with any Redomestication, any Term Loans), give prompt written notice thereof to the Borrower and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain, as applicable, such Loans shall be reinstated (except in the case of any Notifying Lender with respect to which the actions described in subclause (i) of Section 9.1(c) above have been taken).

Section 9.2. Unavailability of Deposits or Inability to Ascertain LIBOR Rate. If on or before the first day of any Interest Period for any Borrowing of Eurodollar Term Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including the unavailability of matching deposits) or such rate will not accurately reflect the cost to the Required Lenders of funding Eurodollar Term Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to make, continue or convert Loans as or into such Eurodollar Term Loans, or to convert Base Rate Term Loans into such Eurodollar Term Loans, shall be suspended and (ii) each outstanding Eurodollar Term Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Term Loan.

Section 9.3. Increased Cost and Reduced Return.

(a) If, a Change in Law, or compliance by any Lender (or its applicable Lending Office), with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date the Administrative Agent or such Lender becomes the Administrative Agent or a Lender):

(i) subjects any Lender (or its applicable Lending Office) to any tax, duty or other charge related to any Term Loan or its obligation to advance or maintain Term Loans or shall change the basis of taxation of payments to any Lender (or its applicable Lending Office) of the principal of or interest on its Term Loans or any other amounts due under this Agreement related to its Term Loans or its obligation to make Term Loans (except for changes with respect to Taxes that are not Indemnified Taxes); or

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Term Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable Lending Office) or imposes on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Term Loans owed to it or its obligation to advance or maintain Term Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of advancing or maintaining any Term Loan or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) in connection therewith under this Agreement, by an amount deemed by such Lender to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender (with a copy to the Administrative Agent) pursuant to Section 9.3(c) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall, without duplication under this Agreement, be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, the Administrative Agent or any Lender shall have reasonably determined that a Change in Law regarding capital adequacy or liquidity (including any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy or liquidity rules heretofore adopted and issued by any governmental authority), or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any Lender (or its applicable Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital, or on the capital of any corporation controlling such Lender as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or its controlling corporation’s policies with respect to capital adequacy or liquidity in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender (with a copy to the Administrative Agent) pursuant to Section 9.3(c) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each of the Administrative Agent and the Lenders that determines to seek compensation under this Section 9.3 shall give written notice to the Borrower and, in the case of a Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle the Administrative Agent or such Lender to such compensation no later than ninety (90) days after the Administrative Agent, such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, neither the Parent nor the Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand; provided that if the basis or circumstances giving rise to such compensation is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Administrative Agent and the Lenders shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation and any payment under Section 3.3, including the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent or such Lender made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender or the obligations of the Parent or the Borrower under this Section 9.3. A certificate of the Administrative Agent or any Lender, as applicable, claiming compensation under this Section 9.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent or such Lender, as applicable, describing in reasonable detail the calculations thereof shall be conclusive absent manifest error of the correctness thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 9.4. Lending Offices. The Administrative Agent and each Lender may, at its option, elect to make or maintain its Loans hereunder at the Lending Office for each Type available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Borrower, neither the Parent nor the Borrower shall be responsible for the costs arising under Section 3.3 or 9.3 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

Section 9.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 9.6. Substitution of Lender. If (a) any Lender has demanded compensation or given notice of its intention to demand compensation under Section 9.3, (b) the Borrower is required to pay any additional amount to any Lender under Section 2.11, (c) any Lender fails to, or is unable to, submit any form or certificate required under Section 3.3(b) or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (f) any Lender shall seek to avoid its obligation to make or maintain Loans hereunder for any reason, including reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 3.3 or Section 11.3 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender, or other reimbursement or indemnification of any Lender, as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Parent and the Borrower, or shall fail to give its consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication” or (i) any Lender ceases to be entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source) or so notifies the Borrower under Section 3.3(g), then and in such event, upon request from the Borrower delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.10 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Borrower, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including Sections 2.11, 3.3, 9.3 and 11.3.

ARTICLE X

THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, OTHER AGENTS

Section 10.1. Appointment and Authorization of Administrative Agent. Each of the Lenders hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent, and hereby authorizes the Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 10.2. Rights and Powers as a Lender. The Administrative Agent and the Other Agents, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, or an Other Agent, and the Administrative Agent and the Other Agents and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Parent or any of its Subsidiaries or Affiliates thereof as if it were not an Administrative Agent or an Other Agent under the Credit Documents. The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, the Administrative Agent and the Other Agents in their respective individual capacities as a Lender.

Section 10.3. Action by Administrative Agent and the Other Agents. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Neither the Syndication Agent nor any Documentation Agent shall have any liabilities, duties, responsibilities or obligations hereunder in such capacity. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Section 8. Unless and until the Required Lenders (or, if required by Section 11.11, all of the Lenders) give such direction (including the giving of a notice of default as described in Section 8.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may Incur in taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Parent. In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Term Loan Notes.

Section 10.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5. Indemnification Provisions; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 11.11, all of the Lenders) or (ii) in the absence of their own gross negligence or willful misconduct as found in a final non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Parent or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matters mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not Incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Administrative Agent may treat the payee of any Term Loan Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent. Each of the Lenders acknowledges that it has independently, and without reliance on the Administrative Agent, the Other Agents or any other Lender, obtained such information and made such investigations and inquiries regarding the Parent and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Parent and its Subsidiaries, and the Administrative Agent shall have no liability whatsoever to any Lender or for such matters. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required by any Credit Document to be furnished by the Parent or any Subsidiaries to such Agent at such time, but is voluntarily furnished to such Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 10.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold the Administrative Agent, the Other Agents, and their directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or Incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as found in a final non-appealable judgment of a court of competent jurisdiction; provided that this Section 10.6 shall not limit the Borrower’s reimbursement obligations hereunder. The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.

Section 10.7. Resignation of Agents. The Administrative Agent and the Other Agents may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents; and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s or Other Agent’s resignation hereunder as Administrative Agent or Other Agent, as the case may be, the provisions of this Article X and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Other Agent, as the case may be.

Section 10.8. Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out certain duties of the Administrative Agent as described herein. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrower and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.

Section 10.9. Collateral and Guaranty Matters; Collateral Agency Agreement. Each Lender (and, by its acceptance of the benefit of any Lien in Collateral pursuant to the terms of the Collateral Documents, each holder of the Rate Management and Currency Protection Obligations, each holder of the Specified Cash Management Obligations and each other Person for whose benefit the Collateral Agent is granted a Lien in Collateral pursuant to the terms of the Collateral Documents) hereby (a) authorizes and directs (i) JPMorgan Chase Bank, N.A. to act as Collateral Agent under the Collateral Agency Agreement and each other Collateral Document, (ii) the Administrative Agent to execute the Collateral Agency Agreement on its behalf (and any amendments, restatements, supplements and other modifications thereof expressly contemplated thereby or for which the requisite consent has been obtained in accordance with the terms thereof), (iii) the Collateral Agent to execute the Intercompany Note Intercreditor Agreement on its behalf (and any amendments, restatements, supplements and other modifications thereof expressly contemplated thereby or for which the requisite consent has been obtained in accordance with the terms thereof), (iv) the Collateral Agent, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to Collateral Documents, as contemplated by Section 6.12 or as necessary or advisable in connection with transfers or changes to the flag or vessel and/or ship registry of any Collateral Rig permitted by Section 6.13, (v) the Administrative Agent to, or to instruct the Collateral Agent in accordance with the Collateral Agency Agreement to (A) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors from their respective obligations under the Guaranty and Collateral Agreement at any time and from time to time in accordance with the provisions of the Collateral Documents and Section 11.20 and (B) execute and deliver, and take any action referred to in Section 11.20, to evidence any such release or subordination and (vi) the Administrative Agent to appoint the Collateral Agent as its mortgagee trustee to receive, hold, administer and enforce the Collateral Rig Mortgages covering the Collateral Rigs, as contemplated under Section 2.1 of the Collateral Agency Agreement; (b) agrees that it will be bound by, and will take no actions contrary to the provisions of, the Collateral Agency Agreement; and (c) acknowledges that it has received a copy of the Collateral Agency Agreement and that the exercise of certain of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Collateral Agency Agreement. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND THE COLLATERAL AGENCY AGREEMENT, THE COLLATERAL AGENCY AGREEMENT SHALL CONTROL.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority, as applicable, to release any Collateral from the Liens created by the Collateral Documents, to subordinate any such Liens and/or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement, in each case, pursuant to this Section 10.9 or, in the case of the Collateral Agent, pursuant to the Collateral Agency Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. No Waiver. No delay or failure on the part of the Administrative Agent, any Lender or on the part of the holder or holders of any Term Loan Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders and the holder or holders of any Term Loan Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 11.2. Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan or any other Term Loan Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan or other Term Loan Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 11.3. Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar Taxes payable with respect to any Credit Document, including interest and penalties, in the event any such Taxes are assessed irrespective of when such assessment is made, other than any such Taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender that determines to seek compensation under this Section 11.3 shall give written notice to the Borrower and, in the case of a Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender to such compensation no later than ninety (90) days after such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims under this Section 11.3 accruing prior to the 90th day preceding such written demand (except that, if the applicable event giving rise to such Taxes is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 11.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Security Termination.

Section 11.5. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including Section 2.11, Section 3.3, Section 8.5, Section 9.3, Section 11.3 and Section 11.13, shall, subject to Section 9.3(c), survive the Security Termination.

Section 11.6. Setoff; Pro Rata Sharing. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and each subsequent holder of any Term Loan Note or any of their respective Affiliates is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or that subsequent holder or any of their respective Affiliates to or for the credit or the account of the Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower to that Lender or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or that subsequent holder shall have made any demand hereunder. Each Lender or any of their respective Affiliates shall promptly give notice to the Borrower of any action taken by it under this Section 11.6, provided that any failure of such Lender or any of their respective Affiliates to give such notice to the Borrower shall not affect the validity of such setoff. Except as otherwise provided herein, each Lender agrees with each other Lender party hereto that if such Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans in excess of its ratable share of payments on all such Term Loan Obligations then owed to the Lenders hereunder, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans held by each such other Lender as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 11.7. Notices.

(a) Except as otherwise specified herein and except as otherwise provided in Section 11.7(b), all notices under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent, the Parent and the Borrower, given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent, the Parent and the Borrower or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Parent, the Borrower, the Administrative Agent and the Sub-Agent:

To the Parent:	Paragon Offshore Limited 3151 Briarpark Drive Suite 700 Houston, TX 77042 Attention: Legal Department Facsimile: (832) 201-7433 Email: sdonley@Paragonoffshore.com

To the Borrower:

Paragon Offshore Finance Company

c/o Maples Corporate Services Limited

P.O. Box 309, Ugland House

S. Church Street

Grand Cayman

KY1-1104

Cayman Islands

Attention: Legal Department

Facsimile: (832) 201-7433

Email: sdonley@Paragonoffshore.com

To the Administrative Agent JPMorgan Chase Bank, N.A. and the Sub-Agent:

500 Stanton Christiana Rd Ops 2, Floor 3 Newark, DE 19713 Attention: Tesfaye Antenth Telephone: 302-634-4812 Facsimile: 302-634-1417 Email: tesfaye.a.anteneh@jpmorgan.com

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the facsimile number or email address specified in this Section 11.7 or pursuant to Section 11.10 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.7, or pursuant to Section 11.10; provided that any notice given pursuant to Article II shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.7(b) or as otherwise specified to the Parent and the Borrower by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan or other extension of credit hereunder, shall be in writing (including facsimile or email communication) and mailed, faxed or delivered pursuant to this Section 11.7(a).

(b) The Borrower will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to Tesfaye Anteneh at tesfaye.a.anteneh@jpmorgan.com.

The Borrower further agrees that the Administrative Agent may make the Communications available the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE PARENT, THE BORROWER, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS

FOUND IN A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each of the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each of the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 11.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.9. Successors and Assigns. This Agreement shall be binding upon the Parent, the Borrower, each of the Lenders, the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Parent, the Borrower, each of the Lenders, the Administrative Agent and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) neither the Parent nor the Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders and the Administrative Agent (except pursuant to a Redomestication), (ii) the Administrative Agent may not assign any of its rights or obligations under this Agreement or any Credit Document except in accordance with Article X, and (iii) no Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.10. Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the Term Loan Notes issued to it (i) to a Federal Reserve Bank or the European Central Bank to secure extensions of credit by such Federal Reserve Bank to such Lender or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or the European Central Bank or such trustee for such Lender as a party hereto and the Parent, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely with such Lender in connection with the rights and obligations of such Lender under this Agreement.

Section 11.10. Participations in Loans and Term Loan Notes; Sales and Transfers of Loans and Term Loan Notes.

(a) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions (“Participants”) participating interests in the Term Loans of such Lender hereunder, provided that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s Commitment and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Term Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Term Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any collateral security for any Term Loan Obligation, except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Term Loan Note for all purposes under this Agreement, the Parent, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower under any Credit Document. The Borrower agrees that if amounts outstanding under this Agreement and the Term Loan Notes shall have been declared or shall have become due and payable in accordance with Section 8.2 or 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Term Loan Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.6. The Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Sections 2.11, 3.3 and 9.3 with respect to its participation in the Term Loans outstanding from time to time, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred (unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation) and provided, further, that Sections 9.3(c) and 9.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, 3.3 or 9.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, the Borrower shall not at any time be obligated to pay to any Lender any sum in excess of the sum the Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document, unless the obligation to pay such sum results from a Change in Law after the date such Lender sold its participation in its Term Loans. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Any Lender may at any time sell (i) to any of such Lender’s Affiliates, to an Approved Fund or to any other Lender or Affiliate thereof, that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (it being understood that if the Borrower has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending institutions not described in (i), above that are not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent; provided that each such sale to a Purchasing Lender (other than an existing Lender) shall be in the amount of $5,000,000 or more, or if in a lesser amount or if as a result of such sale the aggregate principal amount of such Lender’s Term Loans would be less than the amount of $5,000,000 (calculated as hereinafter set forth), such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Term Loan Note, a new Term Loan Note as appropriate to such Purchasing Lender in an amount equal to the Term Loans assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any outstanding Term Loan hereunder, a new Term Loan Note to the order of the transferor Lender in an amount equal to the outstanding Term Loans retained by it hereunder. Such new Term Loan Notes shall be dated the Funding Date and shall otherwise be in the form of the Term Loan Notes replaced thereby. The Term Loan Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent and, to the extent required by Section 11.10(b), by the Borrower), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Borrower is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Borrower), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Borrower. The Borrower shall not be responsible for such registration and processing fee or any costs or expenses Incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d) If, pursuant to this Section 11.10 any interest in this Agreement or any Loan or Term Loan Note is transferred (including by reason of a change of the Lending Office of the Lender with respect to such Loan or Note) to (i) any transferee that is organized under the laws of any jurisdiction other than the United States of America or any State thereof or (ii) any transferee that is an entity organized under the laws of the United States of America or any State thereof and that is disregarded for U.S. federal income tax purposes as separate from any Person organized under the laws of any jurisdiction other than the United States of America or any State thereof), the transferor Lender shall cause such transferee (or its owner, as appropriate), concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such transferee pursuant to the Credit Documents, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrower) two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 (or any successor form) wherein such transferee (or its owner, as appropriate) either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such transferee also shall submit a certificate substantially in the form of Exhibit 3.3 to the effect that such transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrower) any other forms contemplated by Section 3.3(b) and Section 3.3(d), and (iv) to comply from time to time with all applicable U.S. and United Kingdom laws and regulations with regard to any applicable withholding tax exemption. Any such transferee shall make the representation contained in and agree to be bound by the provisions of Section 3.3(g) as if such transferee were a Lender.

(e) Notwithstanding any other provisions of this Section 11.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans, the Term Loan Notes or any other Term Loan Obligations under the securities laws of any jurisdiction.

(f) Notwithstanding any other provision in the Credit Documents, any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Parent, the Borrower or any of the Parent’s Subsidiaries through reverse Dutch auctions in accordance with Section 2.14 and open market purchases in accordance with Section 2.15; provided that the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so assigned by any Lender to the Parent, the Borrower or any of the Parent’s Subsidiaries shall automatically be cancelled and retired by them on the settlement date of the relevant assignment (and may not be reassigned or resold).

Section 11.11. Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Parent, the Borrower, the Required Lenders, and if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders), provided that:

(i) no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or of any fee payable hereunder, without the consent of each Lender owed any such Term Loan Obligation, (C) release all or substantially all of the value of the Guaranties of the Guarantors under the Guaranty and Collateral Agreement or all or substantially all of the Collateral (except as expressly provided for in the Guaranty and Collateral Agreement, the Collateral Documents or Section 11.20) without the consent of all Lenders, (D) waive the provisions of Article IV hereof without in each such case the consent of all Lenders, (E) change any provision requiring ratable funding or sharing of payments without the consent of all Lenders or (F) amend or waive this Section 11.11, the definition herein of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents without the consent of each Lender directly and adversely affected thereby; and

(ii) notwithstanding anything to the contrary herein any Borrowing Request may be amended with the consent of only the Borrower and the Administrative Agent.

Section 11.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13. Legal Fees, Other Costs and Indemnification.

(a) The Borrower, upon written demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of one legal counsel to the Administrative Agent, plus, if reasonably required by the Administrative Agent, one local counsel in each appropriate jurisdiction) in connection with the preparation and execution of the Credit Documents (not to exceed such amount previously agreed to by the Administrative Agent), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Borrower further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, each Arranger, the Administrative Agent, the Other Agents, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including the reasonable fees of one legal counsel for the Indemnified Parties, plus one local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, another firm of counsel for the Indemnified Party affected by such conflict, and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or Incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans or the application or proposed application by the Borrower of the proceeds of any Loan, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, (b) any investigation of any third party or any Governmental Authority involving any Lender, any Affiliate of a Lender, any Arranger or the Administrative Agent or the Other Agents (in each case, in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of any Loan or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender, any Affiliate of a Lender, any Arranger or the Administrative Agent or the Other Agents (in each case, in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower, regardless of whether caused by, or within the control of, the Borrower, provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing (i) arising out of such Indemnified Party’s gross negligence, willful misconduct or violation of law or willful breach of its obligations hereunder as found in a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (ii) to the extent arising from a litigation, claim or proceeding solely among Indemnified Parties (other than a litigation, claim or proceeding brought against the Administrative Agent in its capacity as such or to the extent arising from the actions of a Credit Party) or (iii) to the extent such indemnification relates to Taxes, except any Taxes arising from a non-Tax claim. The Borrower, upon written demand by the Administrative Agent, the Other Agents, a Lender, an Affiliate of a Lender or an Arranger at any time, shall reimburse such Agent, Lender, Affiliate of a Lender or Arranger for any reasonable legal or other expenses Incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnified Party and approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 11.13 to any related party of such Indemnified Party, (ii) an Event of Default as described in Section 8.1(a), (b), (f) or (g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Credit Parties will not be able to satisfy the full amount of such claim and the Credit Parties have failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

(b) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent under Section 11.13(a), each Lender severally agrees to pay to the Administrative Agent within 10 days of demand therefor, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

Section 11.14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY

SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE PARENT AND THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER THE PARENT OR THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH OF THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO

CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED THAT THIS WAIVER DOES NOT LIMIT ANY OF THE BORROWER’S INDEMNIFICATION OBLIGATIONS HEREUNDER.

Section 11.15. Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective Affiliates, to prospective Purchasing Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information and, with the written consent of the Parent or the Borrower (such consent not to be unreasonably withheld or delayed), the Rating Agencies, (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the written consent of the Parent or the Borrower, or (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.15, or (B) becomes available on a non-confidential basis from a source other than the Parent or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Other Agents or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Parent or any of its Affiliates. For purposes hereof, “Information” means all information received by the Administrative Agent or the Lenders from the Parent or any of its Subsidiaries relating to the Parent, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Other Agents or the Lenders on a non-confidential basis prior to disclosure by the Parent or such Subsidiary, excluding any Information from a source which, to the actual knowledge of the Administrative Agent or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Parent or any Affiliate thereof. The Administrative Agent and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

Section 11.16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.17. Currency Conversion. All payments of Term Loan Obligations under this Agreement, the Term Loan Notes or any other Credit Document shall be made in U.S. Dollars. If any payment of any Term Loan Obligation, whether through payment by any Credit Party or the proceeds of any Collateral, shall be made in a currency other than U.S. Dollars, such amount shall be converted into U.S. Dollars at the rate determined by the Administrative Agent as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of U.S. Dollars with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, the Sub-Agent) at approximately 11:00 A.M. (local time at such office) two (2) Business Days prior to the effective date of such conversion. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency (other than U.S. Dollars) into U.S. Dollars any amount in connection with the Term Loan Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in U.S. Dollars, and (iii) any amount due from the Borrower under this Section 11.17 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

Section 11.18. Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Other Agents and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.19. Officer’s Certificates. It is not intended that any certificate of any Officer of any Credit Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Officer.

Section 11.20. Release of Collateral and Guarantors.

(a) Any Lien on any Collateral granted to or held by, and any Guaranty of a Guarantor of the Term Loan Obligations to, the Administrative Agent and/or the Collateral Agent under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.20, “released”) without the need for any further action by any Person: (i) upon Security Termination, (ii) with respect to any such Lien, in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Credit Document, or if such asset becomes an “Excluded Asset” (as defined in the Guaranty and Collateral Agreement), (iii) with respect to any Collateral Rig, promptly following the request of the Borrower to release such Rig from the Lien of the applicable Collateral Rig Mortgage, if immediately after giving effect to such release, the Collateral Coverage Ratio will not be less than 1.50 to 1.00, (iv) with respect to any such Guaranty, if such Credit Party ceases to be a Collateral Rig Owner, Pledgor or Internal Charterer, or (v) to the extent approved, authorized or ratified in writing in accordance with Section 11.11.

(b) In addition, the Collateral Agent and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release (i) any Lien on any Collateral granted to or held by the Collateral Agent and/or the Administrative Agent, respectively, under any Credit Document to the holder of any Permitted Lien described in the proviso of clause (b) and clauses (c), (d) and (f) of the definition of Permitted Liens.

(c) In the case of any release or subordination described in this Section 11.20, the Administrative Agent and/or the Collateral Agent, as applicable, shall, at the Borrower’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party or the Parent may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Credit Party or the Parent to effect the foregoing.

Section 11.21. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent and the Borrower, which information includes the name and address of the Parent and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent and the Borrower in accordance with the Patriot Act. The Parent and the Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Parent and the Borrower acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Other Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Parent, the Borrower and their Affiliates, on the one hand, and the Administrative Agent, the Other Agents, the Arrangers and the Lenders, on the other hand, (B) the Parent and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Parent and the Borrower are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Other Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the Borrower or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any Other Agent, any Arranger or any Lender has any obligation to the Parent or the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Other Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower and their respective Affiliates, and neither the Administrative Agent, any Other Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Parent, the Borrower or their respective Affiliates. To the fullest extent permitted by law, the Parent and the Borrower hereby waive and release any claims that it may have against the Administrative Agent, any Other Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARAGON OFFSHORE PLC, as Parent

By:
Name:	James A. MacLennan
Title:	Director

PARAGON OFFSHORE FINANCE COMPANY, as Borrower

By:
Name:	Alan R. Hay
Title:	Director

Signature Page to Paragon Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:
Name:
Title:

Signature Page to Paragon Term Loan Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Paragon Term Loan Agreement

BARCLAYS BANK PLC, as Lender

By:
Name:
Title:

Signature Page to Paragon Term Loan Agreement

[Other Lender]

By:
Name:
Title:

Signature Page to Paragon Term Loan Agreement